   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 1996


                                                      REGISTRATION NO. 333-13771

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------
                                VERSATILITY INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         7372                        52-1214354
 (State or other jurisdiction
      of incorporation or       (Primary Standard Industrial         (I.R.S. Employer
         organization)           Classification Code Number)      Identification Number)

                       11781 LEE JACKSON MEMORIAL HIGHWAY
                                 SEVENTH FLOOR
                            FAIRFAX, VIRGINIA 22033
                                 (703) 591-2900
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               RONALD R. CHARNOCK
   PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD OF DIRECTORS
                                VERSATILITY INC.
                       11781 LEE JACKSON MEMORIAL HIGHWAY
                                 SEVENTH FLOOR
                            FAIRFAX, VIRGINIA 22033
                                 (703) 591-2900
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

         LAWRENCE S. WITTENBERG, ESQ.                     BRENT B. SILER, ESQ.
        TESTA, HURWITZ & THIBEAULT, LLP                      HALE AND DORR
               HIGH STREET TOWER                     1455 PENNSYLVANIA AVENUE, N.W.
                125 HIGH STREET                                SUITE 1000
          BOSTON, MASSACHUSETTS 02110                    WASHINGTON, D.C. 20004
                (617) 248-7000                               (202) 942-8400

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________

    If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED NOVEMBER 20, 1996


PROSPECTUS
----------
                                2,200,000 SHARES

                            [VERSATILITY INC. LOGO]

                                  COMMON STOCK
                                  ------------

     All of the 2,200,000 shares of Common Stock offered hereby are being offered by Versatility Inc. ("Versatility" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price of the Common Stock will be between $13.00 and $15.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price.


     The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "VERS."


     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================
                           PRICE TO          UNDERWRITING          PROCEEDS TO
                            PUBLIC            DISCOUNT(1)          COMPANY(2)
--------------------------------------------------------------------------------
Per Share.................  $                   $                     $
--------------------------------------------------------------------------------
Total(3)..................  $                   $                     $
================================================================================

(1) The Company and certain stockholders (the "Selling Stockholders") have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Principal and Selling Stockholders" and "Underwriting."
(2) Before deducting expenses estimated at $780,000, payable by the Company.
(3) The Company and the Selling Stockholders have granted to the several Underwriters options, exercisable within 30 days after the date hereof, to purchase up to an additional 330,000 shares of Common Stock solely to cover over-allotments, if any. If all of such additional shares are purchased, the total Price to Public, Underwriting Discount, Proceeds to Company and
    Proceeds to the Selling Stockholders will be $       , $       , $
    and $       , respectively. See "Principal and Selling Stockholders" and
    "Underwriting."

                            ------------------------

     The shares of Common Stock are offered by the several Underwriters subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York, on or
about                , 1996.
                            ------------------------
MERRILL LYNCH & CO.

                             MONTGOMERY SECURITIES

                                                         OPPENHEIMER & CO., INC.

                            ------------------------

              The date of this Prospectus is                , 1996

                                    [Logo]
                               Versatility Inc.


                VERSATILITY TELESALES CALL CENTER APPLICATION
                ---------------------------------------------



Agents may perform      Products are         Simple and          Questions and           The application includes     The Next Step
account searches        displayed in a       complex orders      Objections enables      extensive on-line help.      button is used
using search strings,   features and         and quotes can      agents to quickly       Agents can search for        to navigate
wild cards and          benefits format      be generated and    field common            help topics, obtain          through a pre-
case-sensitive          with cross-sell      tracked by          questions that          glossary information or      defined flow
searches.               and up-sell          account.            may arise during        access cue cards for         of screens.
                        information.                             conversation.           step-by-step
                                                                                         instructions.


[Picture of computer screen with arrows pointing from descriptive paragraphs to parts of the computer screen.]

The Profile Screen displays demographic information about the account.

The Desktop Telephone brings telephony services to the agent's PC. The system provides autodialing, predictive dialing and voice/data transfer.

The Call Status Bar is used to indicate the outcome of the conversation, important for tracking trends with regard to products, services and account preferences/dislikes.

A color-coded transaction clock indicates the time spent with an account. It also shows the agents' current time and the account's current time, each expressed in the appropriate time zone.

PowerGuide is a presentation support tool providing call guides, scripting and integration to other applications and database.

PowerGuide uses buttons and hot spots for intelligent branching to other panels or applications.


     Versatility is a trademark, and POWERGUIDE(R) and the Company's logo are registered trademarks, of the Company. This Prospectus also includes trademarks and tradenames of other companies.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including "Risk Factors" and the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

     Versatility is a leading provider of client/server customer interaction software that enables businesses to automate and enhance their telemarketing and teleselling capabilities. The Company's software products are designed to increase the productivity and revenue-generating capabilities of organizations operating call centers to interact with existing and potential customers. The Company's products include desktop software applications, development and customization tools and optional server-based software services, and support a wide variety of leading computing platforms, allowing users to implement a scaleable, flexible and interoperable software solution that can be used independently or as part of an integrated enterprise-wide customer interaction implementation. Versatility also offers fee-based professional, consulting and maintenance services to provide implementation, integration and ongoing support of the Company's software products.

     Companies in a variety of industries recognize the strategic importance of developing and maintaining long-term customer relationships. Companies are increasingly viewing every stage of customer interaction, from initial sales and marketing activities to post-sales service and support, as an opportunity to distinguish their products and services, "cross-sell" related products or "up-sell" higher margin products, and receive and process valuable customer feedback. In recent years, telephony-based customer interaction has become an increasingly significant channel as organizations have recognized that the telephone can help them more effectively leverage their sales and marketing investments, access a larger customer base, enhance customer satisfaction and increase revenue.


     The telephony-based customer interaction market is expected to grow significantly over the next few years. Industry sources estimate that the market for call center hardware and software is expected to exceed $10.0 billion by 2001. The customer interaction software market, which in addition to the principal markets addressed by the Company includes customer support, help desk, field sales force automation and quality assurance applications, is expected to grow from $1.1 billion in 1995 to over $2.7 billion in 1998.


     Versatility provides a suite of software applications that provide call center agents with the guidance and product and customer information they need to effectively sell increasingly complex products and services. The Company's software can enhance revenue-generating functions by supporting not only order taking but also cross-selling and up-selling other products and services. Versatility's products also permit the gathering of valuable information concerning customer needs, buying patterns and demographics, are fully integrated with the organization's information and telephone systems, enabling more effective exchange of gathered data and can readily be tailored to the needs of particular businesses, marketing campaigns or call center agents. The Company's software solutions are scaleable to support large volumes of calls and open to permit integration with a wide variety of telephony and computing systems.

     The Company's products are used by customers operating large and mid-sized call centers for activities including telebanking, claims servicing, customer service, consumer product telesales and other applications. Since introducing Versatility Series in May 1995, the Company has licensed Versatility Series applications for use on over 6,000 agent desktops. The Company's customers include Avantel, S.A., British Telecommunications Plc ("BT"), Chase Bank, Medco Containment Services and Mellon Bank. Versatility markets its products and services to customers in a number of targeted industries, including the financial services and communications industries. The Company sells its software and services in the United States through a direct sales organization that focuses primarily on enterprise-wide, large-scale solutions with complex requirements. In addition, Versatility markets and sells software through value-added resellers ("VARs"), distributors and third party systems integrators in the United States and internationally.
                            ------------------------

     The Company was incorporated as National Political Resources, Inc. in the District of Columbia in 1981 and merged into NPRI, Inc., a Virginia corporation, in July 1991. In January 1996, NPRI, Inc. reincorporated in Delaware. The Company changed its name to Versatility Inc. in June 1996. The Company's executive offices are located at 11781 Lee Jackson Memorial Highway, Seventh Floor, Fairfax, Virginia 22033, and its telephone number is (703) 591-2900. As used herein, the term "Company" refers to Versatility Inc., its subsidiaries and the predecessors of Versatility Inc.

                                  THE OFFERING


Common Stock offered by the Company.........................  2,200,000 shares
Common Stock to be outstanding after the offering(1)........  7,201,883 shares
Use of proceeds.............................................  Working capital and other general corporate purposes,
                                                              including expansion of the
                                                              Company's sales and marketing
                                                              and product development
                                                              organizations.
Proposed Nasdaq National Market symbol......................  VERS


                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                           SIX MONTHS ENDED
                                                                 YEAR ENDED APRIL 30,                        OCTOBER 31,
                                                 ----------------------------------------------------     ------------------
                                                  1992       1993       1994       1995        1996        1995       1996
                                                 ------     ------     ------     -------     -------     ------     -------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  License revenue..............................  $4,226     $5,510     $5,393     $ 8,045     $10,345     $3,616     $ 7,548
  Service and maintenance revenue..............   2,271      2,411      2,987       3,440       6,190      3,035       3,923
      Total revenue............................   6,497      7,921      8,380      11,485      16,535      6,651      11,471
Write-off of capitalized software(2)...........      --         --         --          --         829        829          --
Income (loss) from operations(2)...............    (171)      (383)       161       1,981         861       (145)        612
Net income (loss)..............................    (174)      (372)       110       1,257         657        (92)        418
Pro forma net income (loss) per share(3).......                                               $  0.12     $(0.02)    $  0.07
Pro forma weighted average number of shares
  outstanding(3)...............................                                                 5,603      5,603       5,603



                                                                                           OCTOBER 31, 1996
                                                                                  -----------------------------------
                                                                                              PRO       PRO FORMA AS
                                                                                  ACTUAL    FORMA(4)   ADJUSTED(4)(5)
                                                                                  -------   --------   --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.......................................................  $ 1,983   $ 1,983       $ 29,847
Working capital.................................................................    5,311     5,311         33,175
Total assets....................................................................   13,149    13,149         41,013
Long-term debt, less current portion............................................      201       201            201
Redeemable convertible preferred stock..........................................    3,737        --             --
Stockholders' equity............................................................    2,080     5,817         33,681


---------------


(1) Excludes (i) 740,505 shares of Common Stock issuable upon the exercise of outstanding options and (ii) 711,000 shares of Common Stock available for issuance pursuant to the Company's stock plans. See "Management -- Stock Plans."



(2) Income from operations in fiscal 1994, 1995 and 1996 and in the six months ended October 31, 1995 reflects the impact of the capitalization and subsequent amortization of software development costs. Income from operations in fiscal 1996, including the six months ended October 31, 1995, reflects a one-time write-off of unamortized software development costs of $829,000 in July 1995. Had the software development costs not been required to be capitalized, and the corresponding amortization and write-off not been recorded, income (loss) from operations in fiscal 1994, 1995 and 1996 and in the six months ended October 31, 1995 would have been ($91,000), $1.4 million, $1.7 million and $684,000, respectively.


(3) Calculated on the basis described in Note 1 of Notes to Consolidated Financial Statements.

(4) Gives effect to the automatic conversion of all outstanding shares of the Company's Series A Preferred Stock into 992,061 shares of Common Stock upon the closing of this offering.

(5) Adjusted to reflect the sale by the Company of shares of Common Stock offered hereby at an assumed initial public offering price of $14.00 per share and the receipt of the estimated net proceeds therefrom.

     Except as otherwise noted or the context otherwise requires, all information contained in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) reflects the automatic conversion of all outstanding shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") into 992,061 shares of Common Stock upon the closing of this offering and (iii) reflects the filing of an Amended and Restated Certificate of Incorporation upon the closing of this offering to delete all references to the Series A Preferred Stock and to create a class of authorized but undesignated preferred stock. See "Description of Capital Stock," "Underwriting" and Notes 7 and 13 of Notes to Consolidated Financial Statements. The Company's fiscal year ends on April 30. All references to fiscal years in this Prospectus refer to the fiscal years ending in the calendar years indicated (e.g., fiscal 1996 refers to the fiscal year ended April 30, 1996).

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered in evaluating the Company and its business before purchasing shares of Common Stock offered hereby.

DEPENDENCE ON NEW PRODUCTS; RISK ASSOCIATED WITH SERVICING THE CUSTOMER INTERACTION SOFTWARE MARKET

     The Company currently derives substantially all of its revenue from sales of its Versatility Series software and related services. The Versatility Series was introduced in May 1995, and the Company expects that this product and related services, together with Versatility CallCenter, introduced in August 1996, will continue to account for a substantial portion of the Company's revenue for the foreseeable future. However, the Company has little operating history with the Versatility Series and Versatility CallCenter products. The Company's financial results for periods prior to fiscal 1996 reflect sales of the Company's previous generation of products, which the Company no longer actively markets. The lifecycle of the Company's current products is difficult to estimate as a result of many factors, including the unknown future demand for customer interaction software and the effects of competition in this market. Moreover, although the Company intends to enhance these products and develop related products, the Company's strategy is to continue to focus on providing customer interaction software applications as its sole line of business. As a result, any factor adversely affecting the market for customer interaction software applications in general, or the Versatility Series and Versatility CallCenter products in particular, could adversely affect the Company's business, financial condition and results of operations. The market for customer interaction software products is intensely competitive, highly fragmented and subject to rapid change. The Company's future success will depend on continued growth in the market for customer interaction applications. There can be no assurance that the market for customer interaction applications will continue to grow. If this market fails to grow or grows more slowly than the Company currently anticipates, the Company's business, financial condition and results of operations would be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON LARGE LICENSE FEES AND CUSTOMER CONCENTRATION


     A relatively small number of customers have accounted for a significant percentage of the Company's revenue in any given period. In fiscal 1996, the Company's eight largest customers accounted for 73.3% of the Company's total revenue, two of which, BT and Medco Containment Services, accounted for 25.7% and 22.2%, respectively. In the first six months of fiscal 1997, two customers, BT and Avantel, S.A., accounted for 24.9% and 18.7%, respectively, of the Company's total revenue. Although the particular customers may change from period to period, the Company expects that large sales to a limited number of customers will continue to account for a significant percentage of its revenue in any particular period for the foreseeable future. Therefore, the loss, deferral or cancellation of an order could have a significant impact on the Company's operating results in a particular quarter. The Company has no long-term contracts with its customers and there can be no assurance that its current customers will place additional orders, or that the Company will obtain orders of similar magnitude from other customers. The loss of any major customer or any reduction, delay in or cancellation of orders by any such customer, or the failure of the Company to market successfully to new customers could have a materially adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations."


QUARTERLY FLUCTUATIONS IN REVENUE AND OPERATING RESULTS

     The Company's revenue and operating results could fluctuate significantly from quarter to quarter due to a combination of factors, including variations in the demand for the Company's products, the level of product and price competition, the length of the Company's sales process, the size and timing of individual transactions, the mix of products and services sold, the mix of sales through direct and indirect channels, any delay in or cancellation of customer implementations, the Company's success in expanding its customer support organization, direct sales force and indirect distribution channels, the timing of new product introductions and enhancements by the Company or its competitors, the ratio of international to domestic sales, commercial strategies adopted by competitors, changes in foreign currency exchange rates, customers' budgets constraints, and the Company's ability to control costs. In addition, a limited number of relatively large customer orders has accounted for and is likely to continue to account for a substantial portion of the Company's total revenue in any particular quarter. The timing of such orders can be difficult to predict given the average size of the Company's orders and the length of its sales process. The Company has in the past recognized a substantial portion of its revenue in the last month of a quarter. Therefore, the loss, deferral or cancellation of an order could have a significant adverse impact on the Company's revenue and operating results in a particular quarter. Because the Company's operating expense levels are relatively fixed and tied to anticipated levels of revenue, any delay in the recognition of revenue from a limited number of license transactions could cause significant variations in operating results from quarter to quarter. Based upon all of the foregoing, the Company believes that quarter-to-quarter comparisons of its results of operations are not necessarily meaningful and such comparisons should not be relied upon as indications of future performance. It is also likely that the Company's future quarterly operating results in any given period will not meet the expectations of market analysts or investors, which could have an adverse effect on the price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations."

LENGTH OF SALES AND IMPLEMENTATION PROCESSES

     Selling the Company's products generally requires the Company to provide a significant level of education to prospective customers regarding the use and benefits of the Company's products. In addition, implementation of the Company's products involves a significant commitment of resources by prospective customers and is commonly associated with substantial integration efforts which may be performed by the Company, by the customer, or by a third party systems integrator. For these and other reasons, the length of time between the date of initial contact with the potential customer and the implementation of the Company's products is often lengthy, typically ranging from two to nine months or more, and is subject to delays over which the Company has little or no control. The Company's implementation cycle could be lengthened by increases in the size and complexity of its implementations and by delays in its customers' adoption of client/server computing environments. Delay in or cancellation of the sale or implementation of applications could have a materially adverse effect on the Company's business, financial condition and results of operations and cause the Company's operating results to vary significantly from quarter to quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations."

EXPANSION OF SALES FORCE AND CHANNELS OF DISTRIBUTION

     Historically, the Company has distributed its products primarily through its direct sales force. An integral part of the Company's strategy includes expanding its direct sales force while developing additional marketing, sales and implementation relationships with third party systems integrators and value-added resellers ("VARs"). The Company's ability to achieve significant revenue growth in the future will depend on its ability to attract, train and retain additional qualified direct sales personnel. In addition, the Company currently is investing, and intends to continue investing, significant resources to develop its relationships with third party systems integrators and VARs, especially in international markets. The Company has only limited experience distributing its products through indirect channels. If the Company is unable to develop its relationships with third party systems integrators and VARs, or if the third party systems integrators and VARs with which the Company develops relationships are unable to effectively market, sell and implement the Company's software applications, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business -- Sales and Marketing."

DEPENDENCE ON INDIRECT DISTRIBUTION CHANNELS; POTENTIAL FOR CHANNEL CONFLICT

     The Company's strategy is to increase its use of third party systems integrators and VARs to distribute its products. These independent sales organizations, which generally install and support the product lines of a number of companies, are not under the direct control of the Company, are not subject to any minimum purchase requirements and can discontinue marketing the Company's products at any time without cause.

Many of the Company's third party systems integrators and VARs sell or co-market potentially competitive products. Accordingly, the Company must compete for the focus and sales efforts of its third party systems integrators and VARs. Additionally, selling through indirect channels may limit the Company's contacts with its customers. As a result, the Company's ability to accurately forecast sales and revenue, evaluate customer satisfaction and recognize emerging customer requirements may be hindered. In addition, the Company's gross profit on sales to third party systems integrators and VARs tends to be lower than on its direct sales, although the Company's selling and marketing expenses and servicing costs also tend to be lower with respect to these sales. There can be no assurance that the Company's current third party systems integrators and VARs will continue to distribute or recommend the Company's products or do so successfully. There can also be no assurance that one or more of these companies will not begin to market products in competition with the Company. The termination of one or more of these relationships could adversely affect the Company's business, financial condition and results of operations. See "Business -- Sales and Marketing."

     The Company's strategy of marketing its products directly to end-users and indirectly through VARs and third party systems integrators may result in distribution channel conflicts. The Company's direct sales efforts may compete with those of its indirect channels and, to the extent different resellers target the same customers, resellers may also come into conflict with each other. Although the Company has attempted to manage its distribution channels in a manner to avoid potential conflicts, there can be no assurance that channel conflicts will not materially adversely affect its relationships with existing third party systems integrators or VARs or adversely affect its ability to attract new third party systems integrators and VARs. See "Business -- Sales and Marketing."

INTERNATIONAL OPERATIONS


     Revenue from sales outside the United States in fiscal 1994, 1995, 1996 and the first six months of fiscal 1997 accounted for approximately 18.8%, 16.3%, 40.8% and 53.6%, respectively, of the Company's total revenue. International operations are subject to inherent risks, including the impact of possible recessionary environments in economies outside the United States, changes in demand for the Company's products resulting from fluctuations in exchange rates, unexpected changes in legal and regulatory requirements including those relating to telemarketing activities, changes in tariffs, seasonality of sales, costs of localizing products for foreign markets, longer accounts receivable collection periods and greater difficulty in accounts receivable collection, difficulties and costs of staffing and managing foreign operations, reduced protection for intellectual property rights in some countries, potentially adverse tax consequences and political and economic instability. There can be no assurance that the Company will be able to sustain or increase international revenue, or that the factors listed above will not have a material adverse impact on the Company's international operations. While the Company's expenses incurred in foreign countries are typically denominated in the local currencies, revenue generated by the Company's international sales typically is paid in U.S. dollars or British pounds. Although exposure to currency fluctuations to date has been insignificant, there can be no assurance that fluctuations in currency exchange rates in the future will not have a material adverse impact on the Company's international operations. The Company currently does not engage in hedging activities.


     A significant element of the Company's strategy is to continue the expansion of its operations in international markets. This expansion has required and will continue to require significant management attention and financial resources to develop international sales channels. Because of the difficulty in penetrating new markets, along with the Company's size and geographic location, there can be no assurance that the Company will be able to maintain or increase international revenue. To the extent that the Company is unable to do so, the Company's financial condition and results of operations could be materially adversely affected. A substantial portion of the Company's international sales are expected to be made using indirect selling channels, such as third party systems integrators and VARs. A reduction in sales by all or some of these distributors or a termination of their relationships with the Company could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Sales and Marketing."

COMPETITION

     The market for the Company's products is intensely competitive, highly fragmented and subject to rapid change. Because the Company offers multiple applications which can be purchased separately or integrated as part of the Versatility Series, the Company competes with a variety of companies depending on the target market for their applications software products. The Company's principal competitors in the customer interaction software market are Brock International, Inc., Digital Systems International, Inc., Information Management Associates, Inc., Scopus Technology, Inc. and The Vantive Corporation. For installations where telephony functions are of prime importance, competitors include Davox Corporation, Early Cloud and Company (a division of IBM) and EIS International, Inc. The Company also competes with third party professional service organizations that develop custom software and with the information technology departments of potential customers, which develop applications internally. Among the Company's potential competitors are also a number of large hardware and software companies that may develop or acquire products that compete with the Company's products. Increased competition is likely to result in price reductions, reduced operating margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition and results of operations. Many of the Company's current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of products than can the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, financial condition and results of operations. See "Business -- Competition."

MANAGEMENT OF GROWTH

     The Company has recently experienced significant growth in revenue, operations and personnel. Continued growth will challenge the Company's management systems and resources and require the Company to improve and upgrade its management information systems. In addition, the Company will need to hire more technical, sales and marketing, support and administrative personnel to adequately service and support its growing customer base. There can be no assurance that the Company will be able to successfully upgrade its systems or to attract, retain and successfully train the necessary personnel to accomplish its growth strategies or that it will not experience constraints that will adversely affect its ability to satisfy customer demand in a timely fashion or to satisfactorily support its customers. Any of these events could injure the Company's reputation or lead to loss of customers. If the Company is unable to manage growth effectively, the Company's business, financial condition and results of operations could be adversely affected. See "Business -- Employees" and "Management -- Executive Officers and Directors."

DEPENDENCE ON GROWTH OF CLIENT/SERVER COMPUTING ENVIRONMENT

     The client/server software environment is relatively new. The Company markets its products solely to customers that have committed or are committing their call center systems to client/server environments, or are converting legacy systems, in part or in whole, to a client/server environment. The Company's success will depend on further development of and growth in the number of organizations adopting client/server computing environments. There can be no assurance, however, that the client/server market will maintain its current rate of growth. There also can be no assurance that the client/server computing trends anticipated by the Company will occur or that the Company will be able to respond effectively to the evolving requirements of this market. If the client/server market fails to grow, or grows at a rate slower than experienced in the past, the Company's business, financial condition and results of operations could be materially adversely affected.

RAPID TECHNOLOGICAL CHANGE AND PRODUCT DEVELOPMENT RISKS

     The customer interaction software market is subject to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, the Company's position in this market could be eroded rapidly by unforeseen changes in application features and functions. The life cycles of the Company's products are difficult to estimate. The Company's growth and future operating results will depend in part upon its ability to enhance existing applications and develop and introduce new applications that meet or exceed technological advances in the marketplace, that meet changing customer requirements, that respond to competitive products and that achieve market acceptance. The Company's product development and testing efforts are expected to require substantial investments by the Company. There can be no assurance that the Company will possess sufficient resources to make these necessary investments. The Company has in the past experienced delays both in developing new products and in customizing existing products, and there can be no assurance that the Company will not experience difficulties that could cause delays in the future. In addition, there can be no assurance that such products will meet the requirements of the marketplace and achieve market acceptance, or that the Company's current or future products will conform to industry standards. If the Company is unable, for technological or other reasons, to develop and introduce new and enhanced products in a timely manner, the Company's business, financial condition and results of operations could be materially adversely affected.

     Software products as complex as those offered by the Company may contain errors that may be detected at any point in the products' life cycles. The Company has, in the past, discovered software errors in certain of its products and has experienced delays in shipment of products during the period required to correct these errors. In particular, the computing environment is characterized by a wide variety of standard and non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time consuming. There can be no assurance that, despite extensive testing by the Company and by current and potential customers, errors will not be found, resulting in loss of, or delay in, market acceptance and sales, diversion of development resources, injury to the Company's reputation, or increased service and warranty costs, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Product Development."

DIFFICULTY IN PROTECTING PROPRIETARY TECHNOLOGY; RISK OF INFRINGEMENT

     The Company relies on a combination of copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect its proprietary rights in its products and technology. The Company does not rely upon patent protection and does not currently expect to seek patents on any aspects of its technology. There can be no assurance that the confidentiality agreements and other methods on which the Company relies to protect its trade secrets and proprietary technology will be adequate. Further, the Company may be subject to additional risks as it enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in such countries. Litigation to defend and enforce the Company's intellectual property rights could result in substantial costs and diversion of resources and could have a materially adverse effect on the Company's business, financial condition and results of operations, regardless of the final outcome of such litigation. Despite the Company's efforts to safeguard and maintain its proprietary rights both in the United States and abroad, there can be no assurance that the Company will be successful in doing so or that the steps taken by the Company in this regard will be adequate to deter misappropriation or independent third-party development of the Company's technology or to prevent an unauthorized third party from copying or otherwise obtaining and using the Company's products or technology. There also can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by the Company. Any such events could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company has entered into agreements with a small number of its customers requiring the Company to place its source code in escrow. These escrow agreements typically provide that these customers have a limited, non-exclusive right to use such code in the event that there is a bankruptcy proceeding by or against the Company, if the Company ceases to do business or if the Company fails to meet its support obligations. Entering into such agreements may increase the likelihood of misappropriation by third parties.

     As the number of customer interaction software applications in the industry increases and the functionality of these products further overlaps, software development companies like the Company may increasingly become subject to claims of infringement or misappropriation of the intellectual property rights of others. There can be no assurance that third parties will not assert infringement or misappropriation claims against the Company in the future with respect to current or future products. Any claims or litigation, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to the Company, if at all, which could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse determinations in such claims or litigation could also have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant extent upon the continued service of its executive officers and other key management and technical personnel, and on its ability to continue to attract, retain and motivate qualified personnel, such as experienced software developers and sales personnel. Competition for such employees is very intense. The Company has no long-term employment contracts with any of its employees. The loss of the services of one or more of the Company's executive officers, software developers or other key personnel or the Company's inability to recruit replacements for such personnel could have a material adverse effect on the Company's business, financial condition and results of operations. The Company maintains $1.0 million of key-man life insurance on Ronald R. Charnock, the Company's President and Chief Executive Officer. See "Business -- Employees" and "Management -- Executive Officers and Directors."


REGULATORY ENVIRONMENT



     Certain uses of outbound call processing systems are regulated by federal, state and foreign law. Although the compliance with these laws may limit the potential use of the Company's products in some respects, the Company's systems can be programmed to operate automatically in full compliance with these laws through the use of appropriate calling lists and calling campaign time parameters. There can be no assurance, however, that future legislation further restricting telephone solicitation practices, if enacted, would not adversely affect the Company. See "Business -- Regulatory Environment."


CONTROL BY DIRECTORS, EXECUTIVE OFFICERS AND THEIR AFFILIATES


     Upon the closing of this offering, the Company's directors, executive officers and other employees, together with entities affiliated with them, will beneficially own approximately 66.5% of the outstanding Common Stock (62.8% if the Underwriters' over-allotment option is exercised in full). Accordingly, such persons together will have sufficient voting power to control the outcome of matters submitted to the stockholders for approval (including the election of the Board of Directors) and also to have control over the management and affairs of the Company. As a result of such control, certain transactions may not be possible without the approval of such stockholders. These transactions include mergers involving the Company, tender offers, open-market purchase programs or other purchases of Common Stock that could give stockholders of the Company the opportunity to realize a premium over the then-prevailing market price for their shares of Common Stock. See "Principal and Selling Stockholders" and "Description of Capital Stock -- Delaware Law and Certain Charter and By-Law Provisions; Anti-Takeover Effects."


BROAD DISCRETION IN USE OF PROCEEDS

     The Company intends to use the proceeds of this offering primarily for working capital and general corporate purposes, including expansion of the Company's sales and marketing and product development organizations. The Company has not identified specific uses of the net proceeds to be received by it from this offering. Accordingly, the Company's management will have broad discretion as to the use of such proceeds without any action or approval of the Company's stockholders. See "Use of Proceeds."

ABSENCE OF PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the Common Stock. The initial public offering price will be determined through negotiations among the Company and the Underwriters. See "Underwriting" for a discussion of factors to be considered in determining the initial public offering price of the Common Stock. There can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering or that the market price of the Common Stock will not decline below the initial public offering price. The trading price of the Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, announcements of technological innovations or new products by the Company or its competitors, general conditions in the customer interaction software market, changes in earnings estimates by analysts, or other events or factors. Extreme price and trading volume volatility has significantly affected the market prices of securities of many high technology companies in recent months, for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. See "Underwriting."

EFFECT OF ANTI-TAKEOVER PROVISIONS

     Upon the closing of this offering, the Company's Board of Directors will have the authority to issue up to 2,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock that may be issued in the future. While the Company has no present intention to issue shares of Preferred Stock, such issuance could have the effect of making it more difficult for a third party to effect a change of control of the Company. In addition, the Preferred Stock may have other rights, including voting and economic rights, senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. Furthermore, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person first becomes an "interested stockholder," unless the business combination is approved in a prescribed manner. The application of Section 203 could also have the effect of delaying or preventing a change of control of the Company. Certain other provisions of the Company's Second Amended and Restated Certificate of Incorporation, including a classified board of directors and a prohibition on stockholder action by written consent, may have the effect of delaying or preventing changes of control or management of the Company, which could adversely affect the market price of the Company's Common Stock. See
"Management -- Executive Officers and Directors" and "Description of Capital Stock -- Delaware Law and Certain Charter and By-Law Provisions; Anti-Takeover Effects."

SHARES ELIGIBLE FOR FUTURE SALE


     Sales of substantial amounts of Common Stock in the public market after this offering could adversely affect the prevailing market price of the Common Stock. In addition to the 2,200,000 shares of Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment option), as of the date of this Prospectus (the "Effective Date"), there will be 5,001,883 shares of Common Stock outstanding, all of which are "restricted" shares (the "Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act"). Approximately 640,000 Restricted Shares will be eligible for sale immediately following the Effective Date in reliance on Rule 144(k) promulgated under the Securities Act. Beginning 90 days after the Effective Date, an additional 3,360,000 Restricted Shares will first become eligible for sale in the public markets pursuant to Rules 144 promulgated under the Securities Act. Of such shares, all but 4,911 are subject to "lock-up" agreements with the Underwriters which will expire 180 days after the date of this Prospectus (or earlier, with the consent of Merrill Lynch & Co.). The remaining 1,001,883 Restricted Shares will not be eligible for sale under Rule 144 until the expiration of a two-year holding period from the date of their acquisition. In addition, as of November 15, 1996, options to purchase an aggregate of 740,505 shares of Common Stock were outstanding. Of the shares issuable upon the exercise of options, 652,592 shares of Common Stock are subject to lock-up agreements with the Underwriters. The Company intends to file with the Securities and Exchange Commission a registration statement on Form S-8 within 90 days following the Effective Date. See "Principal and Selling Stockholders" and "Shares Eligible for Future Sale."


IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of the Common Stock offered hereby will suffer an immediate and substantial dilution in the pro forma net tangible book value of the Common Stock from the initial public offering price. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,200,000 shares of Common Stock offered hereby, at an assumed initial public offering price of $14.00 per share, after deducting the estimated underwriting discount and estimated offering expenses, are estimated to be $27.9 million ($29.6 million if the Underwriters' over-allotment option is exercised in full). The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders upon the exercise of the Underwriters' over-allotment options. See "Principal and Selling Stockholders."

     The principal purposes of this offering are to increase the Company's equity capital and to create a public market for the Company's Common Stock, which will facilitate future access by the Company to public equity markets and enhance the ability of the Company to use its Common Stock as a means for attracting and retaining key employees. The Company intends to use the net proceeds of this offering primarily for working capital and general corporate purposes, including expansion of the Company's sales and marketing and product development organizations. A portion of the net proceeds may also be used for investments in or acquisitions of complementary businesses, products or technologies, although no such transactions are currently being discussed or are under negotiation. Pending such uses, the Company expects to invest the net proceeds in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Common Stock. The Company currently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends on its capital stock in the foreseeable future. In addition, the Company's loan agreement with its commercial bank prohibits the payment of cash dividends.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of October 31, 1996 (i) on an actual basis, (ii) on a pro forma basis to reflect the automatic conversion of all outstanding shares of Series A Preferred Stock into 992,061 shares of Common Stock upon the closing of this offering, and (iii) on an adjusted basis to reflect the sale by the Company of the 2,200,000 shares of Common Stock offered hereby and the receipt by the Company of the estimated net proceeds therefrom, based on an assumed initial public offering price of $14.00 per share and after deducting the estimated underwriting discount and estimated offering expenses. The information in this table is qualified by, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.



                                                                      OCTOBER 31, 1996
                                                            -------------------------------------
                                                                                     PRO FORMA AS
                                                            ACTUAL     PRO FORMA       ADJUSTED
                                                            ------     ---------     ------------
                                                                       (IN THOUSANDS)
Long-term debt, less current portion....................    $  201       $  201         $   201

Series A Redeemable Convertible Preferred Stock, $.01
  par value, 992,061 shares authorized, issued and
  outstanding (actual); no shares authorized, issued or
  outstanding (pro forma and pro forma as adjusted).....     3,737           --              --

Stockholders' equity:

     Preferred Stock, $.01 par value, no shares
       authorized, issued or outstanding (actual);
       2,000,000 shares authorized, no shares issued or
       outstanding (pro forma and pro forma as
       adjusted)........................................        --           --              --

     Common Stock, $.01 par value, 20,000,000 shares
       authorized; 4,000,000 shares issued and
       outstanding (actual); 4,992,061 shares issued and
       outstanding (pro forma); 7,192,061 shares issued
       and outstanding (pro forma as adjusted)(1).......        40           50              72

Additional paid-in capital..............................        --        3,727          31,569

Retained earnings.......................................     2,102        2,102           2,102

Foreign currency translation adjustment.................       (62)         (62)            (62)
                                                            ------       ------         -------
     Total stockholders' equity.........................     2,080        5,817          33,681
                                                            ------       ------         -------
          Total capitalization..........................    $6,018       $6,018         $33,882
                                                            ======       ======         =======

---------------


(1) Excludes (i) 750,327 shares of Common Stock issuable upon the exercise of options outstanding as of October 31, 1996, and (ii) 711,000 shares of Common Stock available for issuance pursuant to the Company's stock plans. See "Management -- Stock Plans" and Notes 9 and 13 of Notes to
    Consolidated Financial Statements.


                                    DILUTION


     The pro forma net tangible book value of the Company at October 31, 1996 was $5.8 million, or $1.17 per share of Common Stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the total number of shares of Common Stock outstanding (giving effect to the conversion to Common Stock of all outstanding shares of Series A Preferred Stock). After giving effect to the sale of the 2,200,000 shares of Common Stock offered by the Company hereby, at an assumed initial public offering price of $14.00 per share and after deducting the estimated underwriting discount and estimated offering expenses, the pro forma net tangible book value of the Company at October 31, 1996 would have been $33.7 million, or $4.68 per share of Common Stock. This represents an immediate increase in such pro forma net tangible book value of $3.51 per share to existing stockholders and an immediate dilution of $9.32 per share to investors purchasing shares in this offering. The following table illustrates this per share dilution:



     Assumed initial public offering price per share.................              $ 14.00
          Pro forma net tangible book value per share before the
            offering.................................................  $ 1.17
          Increase in net tangible book value per share attributable
            to new investors.........................................    3.51
                                                                       ------
     Pro forma net tangible book value per share after the
       offering......................................................                 4.68
                                                                                   -------
     Dilution per share to new investors(1)..........................              $  9.32
                                                                                    ======


---------------


(1) If the Underwriters' over-allotment option is exercised in full, the pro forma net tangible book value after this offering would be approximately $4.83 per share, resulting in dilution to new investors in this offering of $9.17 per share. See "Underwriting."



     The following table sets forth, on a pro forma basis as of October 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company, and the average price paid per share by existing stockholders and to be paid by the purchasers of the shares offered by the Company hereby (at an assumed initial public offering price of $14.00 per share and before deducting the underwriting discount and offering expenses):


                                             SHARES                      TOTAL
                                            PURCHASED                CONSIDERATION
                                      ---------------------     -----------------------     AVERAGE PRICE
                                       NUMBER       PERCENT       AMOUNT        PERCENT       PER SHARE
                                      ---------     -------     -----------     -------     -------------
Existing stockholders...............  4,992,061       69.4%     $ 3,501,000       10.2%        $  0.70
New investors.......................  2,200,000       30.6       30,800,000       89.8           14.00
                                      ---------     -------     -----------     -------
     Total..........................  7,192,061      100.0%     $34,301,000      100.0%
                                       ========      =====       ==========      =====


     The foregoing tables assume no exercise of outstanding stock options. As of October 31, 1996, there were 750,327 shares of Common Stock issuable upon the exercise of outstanding options at a weighted average exercise price of $2.60 per share. To the extent these options are exercised in the future, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following table sets forth for the periods indicated selected consolidated financial data of the Company. The statement of operations data for the years ended April 30, 1994, 1995 and 1996 and the balance sheet data as of April 30, 1995 and 1996 have been derived from Consolidated Financial Statements audited by Deloitte & Touche LLP, independent auditors, which are included elsewhere in this Prospectus. The statement of operations data for the years ended April 30, 1992 and 1993 and the balance sheet data as of April 30, 1992, 1993 and 1994 have been derived from Consolidated Financial Statements audited, in the case of fiscal 1993 and 1994, by Deloitte & Touche LLP, independent auditors, and in the case of fiscal 1992, by other independent auditors, not included in this Prospectus. Data for the six months ended October 31, 1995 and 1996 have been derived from unaudited Consolidated Financial Statements included elsewhere in this Prospectus and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for the periods presented. Results for the six months ended October 31, 1996 are not necessarily indicative of the results to be expected for the full year ending April 30, 1997. This data is qualified by the more detailed Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus and should be read in conjunction with such Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein.



                                                                                                 SIX MONTHS
                                                                                                   ENDED
                                                     YEAR ENDED APRIL 30,                       OCTOBER 31,
                                        -----------------------------------------------      ------------------
                                         1992      1993      1994      1995      1996         1995       1996
                                        ------    ------    ------    ------    -------      -------    -------
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenue:
  License revenue...................... $4,226    $5,510    $5,393    $8,045    $10,345      $ 3,616    $ 7,548
  Service and maintenance revenue......  2,271     2,411     2,987     3,440      6,190        3,035      3,923
                                        ------    ------    ------    -------    ------       ------    -------
      Total revenue....................  6,497     7,921     8,380    11,485     16,535        6,651     11,471
Cost of revenue:
  License revenue......................  1,501     1,890     1,924     1,493        573          243        409
  Service and maintenance revenue......  1,196     1,745     2,056     2,385      4,267        1,763      2,471
                                        ------    ------    ------    -------    ------       ------    -------
      Total cost of revenue............  2,697     3,635     3,980     3,878      4,840        2,006      2,880
                                        ------    ------    ------    -------    ------       ------    -------
Gross margin...........................  3,800     4,286     4,400     7,607     11,695        4,645      8,591
                                        ------    ------    ------    -------    ------       ------    -------
Operating expenses:
  Selling, general and
    administrative.....................  3,506     4,048     3,717     4,550      7,770        2,937      6,592
  Research and development.............    247       183       389       711      2,074          957      1,280
  Depreciation and amortization........    218       438       133       365        161           67        107
  Write-off of capitalized software....     --        --        --        --        829          829         --
                                        ------    ------    ------    -------    ------       ------    -------
      Total operating expenses.........  3,971     4,669     4,239     5,626     10,834        4,790      7,979
                                        ------    ------    ------    -------    ------       ------    -------
Income (loss) from operations..........   (171)     (383)      161     1,981        861         (145)       612
  Interest income (expense), net.......    (11)       (7)      (20)       (9)         3           13        (13)
                                        ------    ------    ------    -------    ------       ------    -------
Income (loss) before provision
  (benefit) for income taxes...........   (182)     (390)      141     1,972        864         (132)       599
Provision (benefit) for income taxes...     (8)      (18)       31       715        207          (40)       181
                                        ------    ------    ------    -------    ------       ------    -------
Net income (loss)...................... $ (174)   $ (372)   $  110    $1,257    $   657      $   (92)   $   418
                                        ======    ======    ======    =======    ======       ======    =======
Pro forma net income (loss) per
  share(1).............................                                         $  0.12      $ (0.02)   $  0.07
                                                                                 ======       ======    =======
Pro forma weighted average common and
  common equivalent shares
  outstanding(1).......................                                           5,603        5,603      5,603
                                                                                 ======       ======     ======



                                                                                              OCTOBER 31, 1996
                                                           APRIL 30,                         ------------------
                                        -----------------------------------------------                   PRO
                                         1992      1993      1994      1995      1996        ACTUAL     FORMA(2)
                                        ------    ------    ------    ------    -------      -------    -------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.............. $  281    $  108    $  192    $1,414    $ 2,280      $ 1,983    $ 1,983
Working capital (deficiency)...........   (151)     (318)     (573)      446      5,066        5,311      5,311
Total assets...........................  2,979     2,832     2,060     4,288      9,631       13,149     13,149
Long-term debt, less current portion...    159       101       114        51         70          201        201
Redeemable convertible preferred
  stock................................     --        --        --        --      3,561        3,737         --
Stockholders' equity (deficit).........    345       (35)       75     1,331      1,834        2,080      5,817


---------------
(1) Calculated on the basis described in Note 1 of Notes to Consolidated Financial Statements.

(2) Gives effect to the automatic conversion of all outstanding shares of Series A Preferred Stock into 992,061 shares of Common Stock upon the closing of this offering.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Versatility is a leading provider of client/server customer interaction software that enables businesses to automate their telemarketing and teleselling capabilities. Founded in 1981 as an information management consulting firm, Versatility introduced its first commercial product in 1985, a telemarketing application product based on the Digital Equipment Corporation ("DEC") VAX/VMS System. The Company operated as a DEC value-added reseller, supplying turnkey call center solutions to large and mid-sized companies in a variety of industries, until the end of fiscal 1994. In November 1993, the Company began developing applications based on the client/server architecture which culminated with the release of the Versatility Series in May 1995. In fiscal 1996, substantially all of the Company's revenue was derived from sales or services related to the Versatility Series. In August 1996, the Company released Versatility CallCenter, a CD-ROM-based call center software application that supports call centers of 50 agents or less.

     The Company's revenue is derived principally from two sources: (i) product license fees for the use of the Company's software products and (ii) service fees for implementation, maintenance, consulting and training related to the Company's software products. Over the last three fiscal years, the Company's total revenue has increased at a compounded annual growth rate of 40.5%. Historically, the Company's service and maintenance revenue has increased with license revenue. However, to the extent the Company is successful in implementing its strategy of distributing a greater proportion of its products through third party systems integrators and VARs, who will perform such services, the Company expects that, in future periods, service and maintenance revenue will decrease as a percentage of total revenue. While hardware sales relating to implementation of the Company's VAX/VMS application represented 22.8% and 12.1% of the Company's revenue in fiscal 1994 and 1995, respectively, the Company has not had significant levels of hardware revenue since the introduction of its client/server products beginning in fiscal 1996. Revenue from hardware sales have been included in license revenue for such years.

     The Company's contracts with its customers often involve significant customization and installation obligations. In these situations, license revenue is recognized based on the percentage of completion method which is based on achievement of certain milestones. When the Company is under no obligation to install or customize the software, license revenue is recognized upon shipment. Service revenue for implementation, consulting and training is recognized as the service is performed. Revenue from maintenance services is recognized ratably over the term of the service agreement.

     The Company's strategy is to increase its use of third party systems integrators and VARs to distribute its products. Because the Company generally has no obligation to provide installation, maintenance, training or other services under such arrangements, the Company generally recognizes software license revenue from third party systems integrators and VARs upon shipment of an order. The Company does not expect to receive substantial amounts of service or maintenance revenue under such arrangements.


     For the fiscal year ended April 30, 1996, the Company's eight largest customers accounted for 73.3% of the Company's total revenue, of which two customers, British Telecommunications, Plc ("BT") and Medco Containment Services, accounted for 25.7% and 22.2%, respectively. For the first six months of fiscal 1997, BT and Avantel, S.A. accounted for 24.9% and 18.7%, respectively, of the Company's total revenue. Although the particular customers may change from period to period, the Company expects that large sales to a limited number of customers will continue to account for a significant percentage of its total revenue in any particular period. Given the customer concentration and the duration of the sales and implementation cycle, the loss of a major customer or any reduction or delay in sales to or implementation by these or other customers could have a material adverse effect on the Company's operating results in any particular period. See "Risk Factors -- Dependence on Large License Fees and Customer Concentration," "-- Length of Sales and Implementation Process" and "-- Fluctuations in Revenue and Operating Results."



     Revenue from customers outside the United States accounted for 18.8%, 16.3%, 40.8 % and 53.6% of the Company's total revenue for fiscal 1994, 1995 and 1996 and the first six months of fiscal 1997, respectively.

While the Company's expenses incurred in foreign countries are typically denominated in the local currencies, revenue generated by the Company's international sales typically is paid in U.S. dollars or British pounds. Although exposure to currency fluctuations to date has been insignificant, there can be no assurance that fluctuations in currency exchange rates in the future will not have a material adverse impact on the Company's international operations. The Company currently does not engage in hedging activities.


     During the course of the development of the client/server software applications, the Company capitalized costs associated with the Versatility Series in compliance with Statement of Financial Accounting Standards No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("SFAS 86"). The amount of software capitalized totaled $995,000 and, beginning in November 1994, was amortized over three years on a straight-line basis. In connection with two major implementations of the Versatility Series product in July 1995, the Company decided to add features and functions which were substantially different than those included in the software as originally capitalized. Management determined that these features and functions substantially altered the content of the product, effectively eliminating any remaining useful life of the capitalized asset. Accordingly, the Company wrote off the remaining asset of $829,000 in the first quarter of fiscal 1996. The Company anticipates that for the foreseeable future, no software development costs will meet the requirements for capitalization under SFAS 86.


RESULTS OF OPERATIONS

     The following table sets forth certain financial data for the periods indicated as a percentage of total revenue:


                                                           PERCENTAGE OF TOTAL REVENUE
                                               ---------------------------------------------------
                                                                                     SIX MONTHS
                                                                                    ENDED OCTOBER
                                                 YEAR ENDED APRIL 30,                    31,
                                               -------------------------           ---------------
                                               1994      1995      1996            1995      1996
                                               -----     -----     -----           -----     -----
Revenue:
     License revenue.........................   64.4%     70.0%     62.6%           54.4%     65.8%
     Service and maintenance revenue.........   35.6      30.0      37.4            45.6      34.2
                                               -----     -----     -----           -----     -----
          Total revenue......................  100.0     100.0     100.0           100.0     100.0
Cost of revenue:
     License revenue.........................   23.0      13.0       3.5             3.7       3.6
     Service and maintenance revenue.........   24.5      20.8      25.8            26.5      21.5
                                               -----     -----     -----           -----     -----
          Total cost of revenue..............   47.5      33.8      29.3            30.2      25.1
                                               -----     -----     -----           -----     -----
Gross margin.................................   52.5      66.2      70.7            69.8      74.9
                                               -----     -----     -----           -----     -----
Operating expenses:
     Selling, general and administrative.....   44.4      39.6      47.0            44.1      57.5
     Research and development................    4.6       6.2      12.5            14.4      11.2
     Depreciation and amortization...........    1.6       3.2       1.0             1.0       0.9
     Write-off of capitalized software.......     --        --       5.0            12.5        --
                                               -----     -----     -----           -----     -----
          Total operating expenses...........   50.6      49.0      65.5            72.0      69.6
                                               -----     -----     -----           -----     -----
Income (loss) from operations................    1.9      17.2       5.2            (2.2)      5.3
Interest income (expense), net...............   (0.2)     (0.1)     (0.0)            0.2      (0.1)
                                               -----     -----     -----           -----     -----
Income (loss) before provision (benefit) for
  income taxes...............................    1.7      17.1       5.2            (2.0)      5.2
Provision (benefit) for income taxes.........    0.4       6.2       1.2            (0.6)      1.6
                                               -----     -----     -----           -----     -----
Net income (loss)............................    1.3%     10.9%      4.0%           (1.4)%     3.6%
                                               =====     =====     =====           =====     =====


     The following table sets forth, for each component of revenue, the cost of such revenue expressed as a percentage of such revenue for the periods indicated:


                                                                                     SIX MONTHS
                                                                                        ENDED
                                                 YEAR ENDED APRIL 30,                OCTOBER 31,
                                               -------------------------           ---------------
                                               1994      1995      1996            1995      1996
                                               -----     -----     -----           -----     -----
Cost of license revenue......................   35.7%     18.6%      5.5%            6.7%      5.4%
Cost of service and maintenance revenue......   68.8%     69.3%     68.9%           58.1%     63.0%

  SIX MONTHS ENDED OCTOBER 31, 1996 COMPARED TO SIX MONTHS ENDED OCTOBER 31,
1995



     Revenue. Total revenue increased 72.5% from $6.7 million in the first half of fiscal 1996 to $11.5 million in the first half of fiscal 1997. Revenue from license fees increased 108.8% from $3.6 million in the first half of fiscal 1996, or 54.4% of total revenue, to $7.5 million in the first half of fiscal 1997, or 65.8% of total revenue. In the first half of fiscal 1997, BT conducted a partial rollout of its implementation of the Versatility Series in the United Kingdom which contributed approximately $2.1 million of license revenue. In addition, in the second quarter of fiscal 1997 Avantel, S.A. entered into a contract for an additional site license resulting in $1.4 million of license revenue. Service revenue increased 29.3% from $3.0 million in the first half of fiscal 1996 to $3.9 million in the first half of fiscal 1997. Service revenue, however, decreased as a percentage of total revenue from 45.6% in the first half of fiscal 1996 to 34.2% in the first half of fiscal 1997, as a result of the Company's increase in indirect sales which generally do not provide installation or service revenue to the Company.


     Cost of Revenue. Cost of license revenue is comprised of the costs of media, packaging, documentation and incidental hardware costs. In years prior to fiscal 1996, the cost of license revenue also included significant costs related to hardware and third party software. Cost of service and maintenance revenue consists of salaries, wages, benefits and other direct costs related to installing, customizing and supporting customer implementations. These costs also include telephone support and training.


     Total cost of revenue increased from $2.0 million in the first half of fiscal 1996, or 30.2% of total revenue, to $2.9 million for the first half of fiscal 1997, or 25.1% of total revenue. Cost of license revenue increased from $243,000 in the first half of fiscal 1996, or 6.7% of license revenue, to $409,000 in the first half of fiscal 1997, or 5.4% of license revenue. The higher costs of license revenue in the first half of fiscal 1997 included costs relating to incidental hardware sold with the Versatility Series product. Cost of service and maintenance revenue increased from $1.8 million in the first half of fiscal 1996, or 58.1% of service and maintenance revenue, to $2.5 million in the first half of fiscal 1997, or 63.0% of service and maintenance revenue, as a result of additions to the Company's consulting, customization and implementation staff to support the growing number of the Company's customers. During the first quarter of fiscal 1997, the Company's cost of service and maintenance revenue increased as a percentage of such revenue due in part to the engagement of contract programmers to complete certain custom implementations of the Versatility Series. The Company's cost of service and maintenance revenue declined as a percentage of such revenue during the second quarter of fiscal 1997, due in part to completion of the implementations noted above as well as a higher average billing rate for services than historically experienced.



     Selling, General and Administrative. Selling expenses consist of personnel costs, including compensation and benefits and costs of travel, advertising, public relations, seminars and trade shows. General and administrative expenses represent the costs of executive, finance and support personnel and unallocated corporate expenses such as rent, utilities, legal and auditing. Selling, general and administrative expenses increased from $2.9 million for the first half of fiscal 1996, or 44.2% of total revenue, to $6.6 million for the first half of fiscal 1997, or 57.5% of total revenue. This increase represents costs related to additions to the Company's sales force and administrative personnel needed to support the Company's growth. In the last half of fiscal 1996, the Company added a 12-person product management department. This department had costs of $919,000 in the first half of fiscal 1997. The Company also doubled its total sales staff and introduced new selling channels between the two periods, resulting in total selling costs of $2.7 million in the first half of fiscal 1997 compared to $1.0 million for the same period in the prior year. General and administrative costs increased from $1.3 million in the first half of fiscal 1996 to $2.2 million in the first half of fiscal 1997 as a result of increases in administrative overhead to support the larger employee base, higher recruiting costs for administrative personnel, costs relating to additional headquarters office space, costs relating to new office space in the United Kingdom and higher legal and accounting fees. Marketing costs increased from $629,000 in the first half of fiscal 1996 to $716,000 in the first half of fiscal 1997 due to higher consulting and recruiting expenses relating to marketing personnel.


     Research and Development. Research and development expenses consist of personnel costs and direct overhead costs incurred in developing software features and functionality. Research and development expenses increased from $957,000 in the first half of fiscal 1996, or 14.4% of total revenue, to $1.3 million in the first half of fiscal 1997, or 11.2% of total revenue. The increase was due to the hiring of additional software engineers to support increased development activities.



     Depreciation and Amortization and Write-off of Capitalized
Software. Depreciation and amortization expenses were $67,000 in the first half of fiscal 1996 and $107,000 in the first half of fiscal 1997. Additionally, in the first half of fiscal 1996, the Company wrote off all remaining capitalized software totaling $829,000. No amounts were written off in the first half of fiscal 1997 and the Company anticipates that, for the foreseeable future, no software development costs will meet the requirements for capitalization.



     Interest Income (Expense), Net. Interest income (expense), net consists of interest earned on cash and cash equivalents, offset by interest expense on debt and equipment financing. Net interest income (expense) was $13,000 in the first half of fiscal 1996 and ($13,000) in the first half of fiscal 1997. The difference results from interest expense attributable to borrowings under the Company's line of credit in the first half of fiscal 1997.



     Provision (Benefit) for Income Taxes. The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes"("SFAS 109"). The provision for income taxes is computed based on pretax income, with deferred income taxes recorded for the differences between pretax accounting and pretax taxable income. The Company's provision (benefit) for income taxes was ($40,000) in the first half of fiscal 1996 compared to $181,000 in the first half of fiscal 1997. For the first half of fiscal 1996 and 1997, the effective tax rate was approximately 30.0%. The favorable effective tax rate for these periods reflected a significant portion of sales through the Company's Foreign Sales Corporation and other tax benefits.



     Net Income (Loss). Net income (loss) improved from ($92,000) for the first half of fiscal 1996 to $418,000 for the first half of fiscal 1997. If the Company had not been required to capitalize software development costs and no amortization or write-off had been recorded, net income for the first half of fiscal 1996 would have been $488,000.


  FISCAL 1996 COMPARED TO FISCAL 1995

     Revenue. Total revenue increased 44.0% from $11.5 million in fiscal 1995 to $16.5 million in fiscal 1996. Revenue from license fees increased 28.6% from $8.0 million in fiscal 1995, or 70.0% of total revenue, to $10.3 million in fiscal 1996, or 62.6% of total revenue. Service and maintenance revenue increased 79.9% from $3.4 million in fiscal 1995, or 30.0% of total revenue, to $6.2 million in fiscal 1996, or 37.4% of total revenue. The increase in total revenue was significantly influenced by the roll-out of the Versatility Series at BT which contributed $3.0 million in license revenue and $1.2 million in service and maintenance revenue. Revenue from hardware sales decreased from $1.4 million in fiscal 1995 to $139,000 in fiscal 1996, as the Company completed its transition to licensing products based on a client/server architecture. Hardware revenue in fiscal 1995 was derived primarily from sales of DEC VAX/VMS hardware, while such revenue for fiscal 1996 consisted of incidental sales of hardware related to the Versatility Series product. The Company does not expect significant hardware sales to occur in the future.

     Cost of Revenue. Total cost of revenue increased from $3.9 million in fiscal 1995, or 33.8% of total revenue, to $4.8 million in fiscal 1996, or 29.3% of total revenue. Cost of license revenue decreased from $1.5 million in fiscal 1995, or 18.6% of license revenue, to $573,000 in fiscal 1996, or 5.5% of license revenue. This decrease resulted from the Company's shift away from providing complete hardware and software configurations for its customers using DEC hardware and software. The cost of service and maintenance revenue increased from $2.4 million in fiscal 1995, or 69.3% of service and maintenance revenue, to $4.3 million in fiscal 1996, or 68.9% of service and maintenance revenue. The increase represents the addition of consulting and other staff to support additional revenue as well as the costs relating to the installation of the Company's products at BT.

     Selling, General and Administrative. The Company's selling, general and administrative expenses increased from $4.6 million in fiscal 1995, or 39.6% of total revenue, to $7.8 million in fiscal 1996, or 47.0% of total revenue. The increase was primarily attributable to additions to the Company's sales and marketing staff. During fiscal 1996, the number of the Company's employees grew from 67 to 135. Of the increase, 45 new hires joined the sales and marketing departments, with the remainder accepting management or administrative positions.

     Research and Development. Research and development expenses increased from $711,000 in fiscal 1995, or 6.2% of total revenue, to $2.1 million in fiscal 1996, or 12.5% of total revenue. In addition, $743,000 of research and development expenditures were capitalized in fiscal 1995, while no such costs were capitalized in fiscal 1996. If these capitalized software development expenditures were added, research and development expenses for fiscal 1995, would have been $1.5 million. This increase in research and development expenditures resulted from the addition of software developers needed to support the Company's new product development, as well as costs relating to enhancements to the Versatility Series and Versatility CallCenter products.

     Depreciation and Amortization and Write-off of Capitalized
Software. Depreciation and amortization expenses decreased from $365,000 in fiscal 1995 to $161,000 in fiscal 1996. Certain assets had been fully amortized in fiscal 1995 and the Company entered into leasing arrangements for capital equipment acquired in fiscal 1996. Depreciation and amortization expenses in fiscal 1995 included $166,000 of amortization of capitalized software. The unamortized portion of this asset, amounting to $829,000, was written off in fiscal 1996 as management determined that no net realizable value in the asset remained. No such write-off was recorded in fiscal 1995.

     Interest Income (Expense), Net. Interest income (expense), net was ($9,000) in fiscal 1995 and $3,000 in fiscal 1996. The difference resulted from higher available cash balances in fiscal 1996, primarily due to the cash raised in a private placement in January 1996, which was partially offset by increased interest expense due to borrowings under the Company's line of credit.

     Provision (Benefit) for Income Taxes. The Company's provision for income taxes was $715,000 in fiscal 1995 compared to $207,000 in fiscal 1996. The effective rate in fiscal 1995 was 36.3%, while the effective rate in fiscal 1996 was 24.0%. The Company incurred a lower effective rate in fiscal 1996 due to tax benefits derived from sales made through the Company's Foreign Sales Corporation and due to a previously unrecognized tax benefit derived from the write-off in a previous period of an investment in a discontinued subsidiary.


     Net Income (Loss). Net income decreased from $1.3 million for fiscal 1995 to $657,000 for fiscal 1996. If the Company had not been required to capitalize software development costs and no amortization or write-off had been recorded, net income for fiscal 1995 and fiscal 1996 would have been $889,000 and $1.3 million, respectively.


  FISCAL 1995 COMPARED TO FISCAL 1994

     Revenue. Revenue increased 37.1% from $8.4 million in fiscal 1994 to $11.5 million in fiscal 1995. Most of this increase resulted from a 49.2% increase in license revenue from $5.4 million in fiscal 1994, or 64.4% of total revenue, to $8.0 million in fiscal 1995, or 70.0% of total revenue. In addition, service and maintenance revenue increased 15.2%, from $3.0 million in fiscal 1994, or 35.6% of total revenue, to $3.4 million in fiscal 1995, or 30.0% of total revenue. Total revenue in fiscal 1994 and fiscal 1995 also included $1.9 million and $1.4 million, respectively, in hardware sales, the result of the last of the Company's DEC VAX/VMS implementations undertaken prior to release of the Company's client/server products. Hardware sales represented 22.8% of the Company's total revenue in fiscal 1994 and 12.1% of total revenue in fiscal 1995.

     Cost of Revenue. Total cost of revenue was $3.9 million in both fiscal 1994 and 1995, but decreased as a percentage of total revenue from 47.5% in fiscal 1994 to 33.8% in fiscal 1995. Cost of license revenue decreased 22.4% from $1.9 million in fiscal 1994, or 35.7% of license revenue, to $1.5 million in fiscal 1995, or 18.6% of license revenue. This decrease was a result of a smaller proportion of revenue from hardware sales which had a higher cost of license revenue than other components of sales. Cost of service and maintenance revenue increased 16.0% from $2.1 million in fiscal 1994, or 68.8% of service and maintenance revenue, to $2.4 million in fiscal 1995, or 69.3% of service and maintenance revenue. This increase was a result of increased hiring in the services and maintenance areas.


     Selling, General and Administrative. The Company's selling, general and administrative expenses increased from $3.7 million in fiscal 1994, or 44.4% of total revenue, to $4.6 million in fiscal 1995, or 39.6% of total revenue. The increase in costs were due to the addition of four sales representatives and a new five-person marketing department. In fiscal 1995, the Company also moved to new headquarters, increasing rent and related moving and utilities expenses by $211,000.



     Research and Development. Research and development expenses increased 82.8% from $389,000 in fiscal 1994, or 4.6% of total revenue, to $711,000 in fiscal 1995, or 6.2% of total revenue. In addition, $251,000 of research and development expenditures were capitalized in fiscal 1994, while $743,000 were capitalized in fiscal 1995. If amounts capitalized were added, research and development expenses would have been $640,000 in fiscal 1994 and $1.5 million in fiscal 1995, or 7.6% and 12.7% of total revenue, respectively. The increase in research and development expenses represents costs relating to additions to the Company's research and development department and overhead expenditures needed to undertake the development of client/server products.


     Depreciation and Amortization. Depreciation and amortization expenses increased from $133,000 in fiscal 1994 to $365,000 in fiscal 1995. The increase in these expenses during fiscal 1995 was primarily due to amortization of capitalized software of $166,000.

     Interest Income (Expense), Net. Interest income (expense), net was ($20,000) in fiscal 1994 and ($9,000) in fiscal 1995. The difference resulted from higher interest expense in fiscal 1994 on a note payable relating to the acquisition of a subsequently discontinued subsidiary.

     Provision (Benefit) for Income Taxes. The provision for income taxes increased from $31,000 in fiscal 1994 to $715,000 in fiscal 1995. This increase represented a change in the effective tax rate from 22.0% to 36.3%. The change in the effective rate resulted from utilization in fiscal 1994 of operating loss carryforwards from prior years which were not available in fiscal 1995.


     Net Income (Loss). Net income increased from $110,000 for fiscal 1994 to $1.3 million for fiscal 1995. If the Company had not been required to capitalize software development costs and no amortization had been recorded, net loss in fiscal 1994 would have been ($86,000), while net income in fiscal 1995 would have been $889,000.

QUARTERLY RESULTS OF OPERATIONS


     The following table presents certain unaudited quarterly financial information for the eight quarters ended October 31, 1996. In the opinion of the Company's management, this information has been prepared on the same basis as the Consolidated Financial Statements appearing elsewhere in this Prospectus and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial results set forth herein. Results of operations for any previous quarter are not necessarily indicative of results for any future period.



                                                                              THREE MONTHS ENDED
                                               --------------------------------------------------------------------------------
                                                                1995                                     1996
                                               --------------------------------------   ---------------------------------------
                                               JAN. 31   APRIL 30   JULY 31   OCT. 31   JAN. 31   APRIL 30   JULY 31   OCT. 31
                                               -------   --------   -------   -------   -------   --------   -------   --------
                                                                                (IN THOUSANDS)
Revenue:
    License revenue........................... $2,366     $2,570    $1,473    $2,142    $2,267     $4,463    $3,788     $3,760
    Service and maintenance revenue...........    910      1,045     1,189     1,846     1,690      1,465     1,632      2,291
                                               ------     ------    ------    ------    ------     ------    ------     ------
        Total revenue.........................  3,276      3,615     2,662     3,988     3,957      5,928     5,420      6,051
Cost of revenue:
    License revenue...........................    335        764        32       210       115        216       205        204
    Service and maintenance revenue...........    563        672       767       996     1,101      1,403     1,232      1,239
                                               ------     ------    ------    ------    ------     ------    ------     ------
        Total cost of revenue.................    898      1,436       799     1,206     1,216      1,619     1,437      1,443
                                               ------     ------    ------    ------    ------     ------    ------     ------
Gross margin..................................  2,378      2,179     1,863     2,782     2,741      4,309     3,983      4,608
                                               ------     ------    ------    ------    ------     ------    ------     ------
Operating expenses:
    Selling, general and administrative.......  1,096      1,503     1,304     1,633     1,826      3,007     3,037      3,555
    Research and development..................    138        363       476       481       473        644       618        662
    Depreciation and amortization.............    130        140        32        35        45         49        50         57
    Write-off of capitalized software.........     --         --       829        --        --         --        --         --
                                               ------     ------    ------    ------    ------     ------    ------     ------
        Total operating expenses..............  1,364      2,006     2,641     2,149     2,344      3,700     3,705      4,274
                                               ------     ------    ------    ------    ------     ------    ------     ------
Income (loss) from operations.................  1,014        173      (778)      633       397        609       278        334
Interest income (expense), net................     (1)        (5)        9         4         0        (10)       (6)        (7)
                                               ------     ------    ------    ------    ------     ------    ------     ------
Income (loss) before provision (benefit) for
  income taxes................................  1,013        168      (769)      637       397        599       272        327
Provision (benefit) for income taxes..........    365         65      (199)      159       104        143        70        111
                                               ------     ------    ------    ------    ------     ------    ------     ------
Net income (loss)............................. $  648     $  103    $ (570)   $  478    $  293     $  456    $  202     $  216
                                               ======     ======    ======    ======    ======     ======    ======     ======



                                                                     (AS A PERCENTAGE OF TOTAL REVENUE)
Revenue:
    License revenue..........................    72.2%      71.1%     55.3%     53.7%     57.3%      75.3%     69.9%     62.1%
    Service and maintenance revenue..........    27.8       28.9      44.7      46.3      42.7       24.7      30.1      37.9
                                                -----      -----     -----     -----     -----      -----     -----     -----
        Total revenue........................   100.0      100.0     100.0     100.0     100.0      100.0     100.0     100.0
Cost of revenue:
    License revenue..........................    10.2       21.1       1.2       5.2       2.9        3.6       3.8       3.4
    Service and maintenance revenue..........    17.2       18.6      28.8      25.0      27.8       23.7      22.7      20.5
                                                -----      -----     -----     -----     -----      -----     -----     -----
        Total cost of revenue................    27.4       39.7      30.0      30.2      30.7       27.3      26.5      23.9
                                                -----      -----     -----     -----     -----      -----     -----     -----
Gross margin.................................    72.6       60.3      70.0      69.8      69.3       72.7      73.5      76.1
                                                -----      -----     -----     -----     -----      -----     -----     -----
Operating expenses:
    Selling, general and administrative......    33.5       41.6      49.0      40.9      46.2       50.7      56.1      58.7
    Research and development.................     4.2       10.0      17.9      12.1      12.0       10.9      11.4      10.9
    Depreciation and amortization............     4.0        3.9       1.2       0.9       1.1        0.8       0.9       1.0
    Write-off of capitalized software........      --         --      31.1        --        --         --        --        --
                                                -----      -----     -----     -----     -----      -----     -----     -----
        Total operating expenses.............    41.7       55.5      99.2      53.9      59.3       62.4      68.4      70.6
                                                -----      -----     -----     -----     -----      -----     -----     -----
Income (loss) from operations................    30.9        4.8     (29.2)     15.9      10.0       10.3       5.1       5.5
Interest income (expense), net...............    (0.0)      (0.1)      0.3       0.1       0.0       (0.2)     (0.1)     (0.1)
                                                -----      -----     -----     -----     -----      -----     -----     -----
Income (loss) before provision (benefit) for
  income taxes...............................    30.9        4.7     (28.9)     16.0      10.0       10.1       5.0       5.4
Provision (benefit) for income taxes.........    11.1        1.8      (7.5)      4.0       2.6        2.4       1.3       1.8
                                                -----      -----     -----     -----     -----      -----     -----     -----
Net income (loss)............................    19.8%       2.9%    (21.4)%    12.0%      7.4%       7.7%      3.7%      3.6%
                                                =====      =====     =====     =====     =====      =====     =====     =====


     The following table sets forth, for each component of revenue, the cost of such revenue expressed as a percentage of such revenue for the periods indicated:


                                                                             THREE MONTHS ENDED
                                               -------------------------------------------------------------------------------
                                                                1995                                     1996
                                               --------------------------------------   --------------------------------------
                                               JAN. 31   APRIL 30   JULY 31   OCT. 31   JAN. 31   APRIL 30   JULY 31   OCT. 31
                                               -------   --------   -------   -------   -------   --------   -------   -------
Cost of license revenue.......................   14.2%     29.7%       2.2%      9.8%      5.1%      4.8%       5.4%      5.4%
Cost of service and maintenance revenue.......   61.9%     64.3%      64.5%     54.0%     65.1%     95.8%      75.5%     54.1%

     The Company's revenue and operating results could fluctuate significantly from quarter to quarter due to a combination of factors, including variations in the demand for the Company's products, the level of product and price competition, the length of the Company's sales process, the size and timing of individual transactions, any delay in or cancellation of customer implementations, the Company's success in expanding its customer support organization, direct sales force and indirect distribution channels, the timing of new product introductions and enhancements by the Company or its competitors, the mix of products and services sold, the mix of sales through direct and indirect channels, any delay in or cancellation of customer implementations, the Company's success in expanding its customer support organization, direct sales force and indirect distribution channels, the timing of new product introductions and enhancements by the Company or its competitors, the ratio of international to domestic sales, commercial strategies adopted by competitors, changes in foreign currency exchange rates, customers' budgets constraints, and the Company's ability to control costs. In addition, a limited number of relatively large customer orders has accounted for and is likely to account for a substantial portion of the Company's total revenue in any particular quarter. The timing of such orders can be difficult to predict given the average size of the Company's orders and the length of its sales process. The Company has in the past recognized a substantial portion of its revenue in the last month of a quarter. Therefore, the loss, deferral or cancellation of an order could have a significant adverse impact on the Company's revenue and operating results in a particular quarter. Because the Company's operating expense levels are relatively fixed and tied to anticipated levels of revenue, any delay in the recognition of revenue from a limited number of license transactions could cause significant variations in operating results from quarter to quarter. Based on the foregoing, the Company believes that quarter-to-quarter comparisons of its results of operations are not necessarily meaningful and such comparisons should not be relied upon as indications of future performance.

LIQUIDITY AND CAPITAL RESOURCES


     The Company has funded its operations to date primarily through cash generated from operations, through the private sale of preferred stock in January 1996 totaling $3.5 million and from funds obtained from revolving credit facilities with commercial banks. The Company's existing $2.5 million line of credit had an outstanding balance of $2.0 million at October 31, 1996, and $229,000 was outstanding under its $1.0 million equipment line of credit. Advances under the working capital line bear interest at a variable annual rate equal to the prime rate of the bank plus 0.5%, and advances under the equipment line bear interest at a variable annual rate equal to the prime rate of the bank plus 1.0%. Both lines expire on August 5, 1997.



     At October 31, 1996, the Company had $2.0 million in cash and $8.2 million in accounts receivable. For the six months ended October 31, 1996, net cash used by operations totaled $698,000. In addition, the Company used $756,000 for investing activities, which included $240,000 for the expansion of the Company's distribution channels and $516,000 loaned to Serenity Real Properties Limited Partnership. These uses of cash were partially offset by net borrowings of $1.2 million under the Company's working capital line of credit, resulting in a net cash decrease of $297,000.



     In fiscal 1996, cash used in operations totaled $2.9 million, primarily due to an increase in accounts receivable resulting from the rapid expansion of the Company's operations. This use was offset by cash provided by the Company's preferred stock financing in January 1996, resulting in a net cash increase of $866,000.



     The Company invested $156,000, $235,000 and $240,000 in capital expenditures in fiscal 1995, fiscal 1996 and the first half of fiscal 1997, respectively. Capital expenditures include purchases of computer hardware used primarily in product development, product demonstrations, training and support. Over the course of fiscal 1996, the Company has financed a portion of its capital equipment needs through operating leases. During the six months ended October 31, 1996, the Company financed $229,000 of the capital assets acquired through a capital lease under its $1.0 million equipment line of credit.


     The Company anticipates that its existing cash balances, funds anticipated to be generated from operations, combined with the proceeds from this offering and interest thereon, will be adequate to satisfy its working capital requirements for its current and planned operations for at least the next twelve months. The Company's future operating and capital requirements will depend on numerous factors, including the progress of the Company's internal research and development programs, the level of resources the Company devotes to the development of marketing and sales capabilities, technological advances, the status of competing products, and the successful development and timely introduction of its own products. In the longer term, the Company may require additional equity or debt financing. No assurance can be given that these funds will be available to the Company on acceptable terms, if at all.

                                    BUSINESS

     Versatility is a leading provider of client/server customer interaction software that enables businesses to automate and enhance their telemarketing and teleselling capabilities. The Company's software products are designed to increase the productivity and revenue-generating capabilities of organizations operating call centers to interact with existing and potential customers. The Company's products include desktop software applications, development and customization tools and optional server-based software services, and support a wide variety of leading computing platforms, allowing users to implement a scaleable, flexible and interoperable software solution that can be used independently or as part of an integrated enterprise-wide customer interaction implementation. Versatility also offers fee-based professional, consulting and maintenance services to provide implementation, integration and ongoing support of the Company's software products.


     The Company's products are used by customers operating large and mid-sized call centers for activities including telebanking, claims servicing, customer service, consumer product telesales and other applications. Since introducing the Versatility Series in May 1995, the Company has licensed Versatility Series applications for use on over 6,000 agent desktops. The Company's customers include Avantel, S.A., British Telecommunications, Plc, Chase Bank, Medco Containment Services, Inc. and Mellon Bank. Versatility markets its products and services to customers in a number of targeted industries, including the financial services and communications industries. The Company sells its software and services in the United States through a direct sales organization that focuses primarily on enterprise-wide, large-scale solutions with complex requirements. In addition, Versatility markets and sells software through value-added resellers, distributors and third party systems integrators, in the United States and internationally.


INDUSTRY BACKGROUND

     Companies in a variety of industries recognize the strategic importance of developing and maintaining long-term customer relationships. Companies are increasingly viewing every stage of customer interaction, from initial sales and marketing activities to post-sales service and support, as an opportunity to distinguish their products and services, "cross-sell" related products or "up-sell" higher margin products, and receive and process valuable customer feedback. Effective customer interaction can significantly increase revenue, build customer loyalty, allow organizations to better incorporate customer requirements into future product releases and reduce customer acquisition and retention costs. Customer interaction can be provided through a number of channels, including field sales and support, direct marketing programs, telephone contact and unassisted selling channels such as the Internet.

     In recent years, telephony-based customer interaction has become an increasingly significant channel as organizations have recognized that the telephone can help them more effectively leverage their sales and marketing investments, access a larger customer base, enhance customer satisfaction and increase revenue. The increase in telephony-based customer interaction has also been driven by a number of other factors, including decreased telecommunications costs, the proliferation of toll-free 800 numbers, and the introduction of new technology, such as computer/telephone integration ("CTI"), which automates the calling process while providing real-time access to computer-based information resources.


     The telephony-based customer interaction market is expected to grow significantly over the next few years. Industry sources estimate that the market for call center hardware and software is expected to exceed $10.0 billion by 2001. The customer interaction software market, which in addition to the principal markets addressed by the Company includes customer support, help desk, field sales force automation and quality assurance applications, is expected to grow from $1.1 billion in 1995 to over $2.7 billion in 1998.


     Telephony-based customer interaction activities may be conducted through either "formal" or "informal" call centers. Formal call centers generally are large rooms with supervisor stations and agent workstations linked to a central telephone switch and computer system, where agents handle a steady flow of contacts relating to a relatively fixed set of products or services. Common examples of formal call centers are credit card marketing operations and customer support centers performing activities such as insurance claims processing. In contrast, informal call centers are more loosely related groups of "phone workers" providing services that are less structured and may not rely exclusively on the telephone. Examples of informal call centers include real estate agencies, regional brokerage offices and similar operations. Historically, companies have viewed their call centers as either "cost-generating" or "revenue-generating." Revenue-generating call centers such as telemarketing operations were usually focused on sales and marketing functions. Cost-generating call centers typically did not handle revenue-generating calls and instead focused on providing customer service or support functions. In addition, call centers typically focus either on handling inbound calls, for functions such as product support, or conducting outbound calls, for functions such as magazine subscription sales.

     The typical formal call center is comprised of a high capacity telephone switch supported by an interactive voice response ("IVR") unit and an automated call distributor ("ACD") that together screen and route incoming calls to agents, "predictive dialers" used to automate outbound dialing, a data network that supports agent workstations and monitoring and reporting systems used by call center managers. Informal call centers typically use a standard office phone system on a private branch exchange ("PBX") rather than a specialized telephone switch.

     Call center systems generally include specialized applications software which allows organizations to conduct inbound or outbound calling activities, manage system resources, monitor call center capacity and provide system usage and other reporting capabilities. These applications have historically been developed for centralized, mainframe-based information systems. While effectively automating many functions such as inbound call distribution, outbound dialing, and simple database management, these legacy applications were often very expensive to install and did not offer sufficient flexibility to allow customization or to adapt to an organization's changing requirements. In addition, these applications did not provide high levels of scaleability or interoperability with an organization's other information systems. Recently, call center technology has joined the more general migration from mainframe-based legacy systems to distributed computing systems based on open systems and client/server architecture. This development has allowed companies to incorporate leading hardware and software products from multiple vendors into more advanced and productive call center systems.

     To date, however, the software component of these systems has been used primarily to implement the telephony functions of the center, such as predictive dialing and "dynamic call blending," which permits agents to be automatically switched between inbound and outbound calls, rather than focusing on increasing the productivity of the telephone agent's interaction with the customer. Customer interaction applications that have been developed for these systems have been primarily focused on automating technical support and other customer support ("help desk") functions and primarily address opportunities for organizations to reduce customer support costs rather than to generate additional revenue.

     To leverage an organization's call center investment and take full advantage of the revenue generating potential of teleselling and telemarketing in a client/server computing environment, companies require software applications that: (i) can provide call center agents with the guidance and product and customer information they need to effectively sell increasingly complex products and services; (ii) enhance revenue-generating functions by supporting not only order taking but also cross-selling and up-selling other products and services; (iii) permit the gathering of valuable information concerning customer needs, buying patterns and demographics; (iv) are fully integrated with the organization's information and telephone systems, enabling more effective exchange of gathered data; (v) can readily be tailored to the needs of particular businesses, marketing campaigns or call center agents; and
(vi) are scaleable to support large volumes of calls and open to permit integration with a wide variety of telephony and computing systems.

THE VERSATILITY SOLUTION

     Versatility provides a suite of software applications and related services that allow its customers to operate flexible and highly functional inbound and/or outbound call centers which can significantly enhance their telephony-based sales and marketing capabilities. The Company's applications allow an organization to automate the most significant telephony-based customer interaction functions, including generating and qualifying sales leads, providing comprehensive product or service information, generating order quotes and processing and fulfilling customer orders. The Company's products are designed to support both formal call centers, typically involving large and mid-sized installations, and informal call centers, requiring a smaller scale implementation, for customers in the United States and internationally.

     The Company's products include a number of software applications which provide call center agents with desktop access to a variety of information in an easy-to-use graphical format, including customer identity and call history, comprehensive product descriptions such as features and benefits, and a list of related products or services which an agent can cross-sell or up-sell to the customer. The Company's software includes scripting capabilities which efficiently guide agents through each stage of the sales process, including initial contact, presentation of product offerings, responses to frequently asked questions or objections, quote generation, order taking and fulfillment. In addition, the Company's products can be easily tailored to the specific needs of the organization or marketing campaign and customized to match the skill sets of individual call center agents. The Company's products also facilitate exchange of information between the call center and the organization's other information systems, allowing the organization to incorporate data generated in the call center into their other business operations, including new product development. In addition to desktop applications, the Company's products include optional server-based software which allows customers to leverage CTI and other technologies to increase the speed and productivity of their telephony-based activities.

     The Versatility Series, the Company's principal product, uses an advanced, scaleable three-tier client/server architecture capable of supporting installations with more than 1,000 simultaneous users on a single server. The Versatility Series is highly customizable, allowing modification to suit a specific industry or application. The Versatility Series can also be integrated with the customer's information systems or with third party applications, such as help desk or field sales automation software, to provide a customer with a comprehensive, enterprise-wide customer interaction solution.

     In August 1996, the Company released the Versatility CallCenter client/server packaged software application which provides the basic features and functions of the Versatility Series desktop applications to smaller formal or informal call centers, typically found in mid-sized companies or departments of larger organizations. Customers using the Versatility CallCenter product can expand to the more scaleable Versatility Series.

STRATEGY

     The Company's objective is to be a leading provider of customer interaction software by offering advanced and highly functional applications that allow customers to leverage their investment in call centers and maximize telephony-based revenue and customer satisfaction. The Company's strategy to achieve this objective includes the following key elements:

     Target Specific Industries. The Company's marketing strategy is to focus on selected industries in which it can develop a leading market share. The Company currently targets the financial services and communications industries, which have a relatively long experience with telephony-based customer interaction. The Company believes that its targeted marketing strategy better focuses product development efforts, controls selling costs and leads to higher overall customer satisfaction. At the same time, the Company has designed its desktop applications and database model to easily support modifications or additional functions to support the needs of additional industries.


     Use Multiple Distribution Channels. The Company believes that it can more rapidly obtain market share by using a combination of direct and indirect sales channels. While the Company will continue to use direct sales and support as the primary channel for selling the Versatility Series to large call center operations, the Company intends to increasingly form alliances with large third party systems integrators to increase its presence in the market for large-scale systems. The Company has also recently begun to market the Versatility Series through VARs and distributors and intends to use these indirect channels to market its Versatility CallCenter product to mid-size companies.

     Expand Existing Customer Relationships. The Company believes that follow-on sales to existing customers can leverage Versatility's sales and marketing investment and can also provide a more stable revenue base. The Company believes that significant opportunities exist to increase the number of licenses sold to many of its existing customers through expanded implementations or sales to additional groups within a customer's organization. The Company focuses on increasing follow-on sales by providing high levels of post-sales support to maximize customer satisfaction.


     Maintain Technology Leadership. The Company has over 15 years of experience in developing call center technology and has invested substantial resources in new product development. In 1988, the Company released one of the first CTI-enabled software applications and, in 1995, the Company was the first to release a client/server software application specifically designed for telemarketing and telesales functions. The Company intends to maintain its technology leadership by enhancing the performance and functionality of its products and by assuring that its products are compatible with emerging telephony technology and computing environments.

     Increase International Revenue. The Company believes that international markets offer significant growth opportunities. The Company has positioned itself to take advantage of these opportunities by commencing operations in the United Kingdom in 1992 and by developing and expanding its relationships with a number of international VARs and distributors to allow the Company to cost-effectively increase its international revenue. The Company intends to continue to expand its international presence by adding VARs and distributors in targeted countries.

PRODUCTS

     The Company's products include the Versatility Series, a suite of modular applications that includes optional software-based marketing and telephony services. The Versatility Series can be modified with available customization tools and is designed to support customers with large user populations. For smaller installations, the Company offers Versatility CallCenter, which includes key elements of the Versatility Series applications, scaled to support 50 users or less.


     The following table illustrates the features and functions of the Company's two core product families:


                                                       VERSATILITY PRODUCTS
---------------------------------------------------------------------------------------------------------------------------------
PRODUCT NAME                             FEATURES AND FUNCTIONS
---------------------------------------------------------------------------------------------------------------------------------
Versatility Series
---------------------------------------------------------------------------------------------------------------------------------
  Versatility Call Center Applications

    Versatility Telemarketing            Client/server desktop application consisting of customer demographic profiles, list management, contact histories, product information, features and benefits, questions, answers and objections, simple product ordering and PowerGuide scripts, call guides and marketing information

    Versatility Telesales                All of the above plus: screen-based telephony, quotation generation and maintenance, complex order generation, fulfillment, calendaring, task scheduling and reminders

    Versatility Teleservice (1)          All of the above plus: installed product/service profiles, knowlege-based search engine, problem and case tracking and escalation

    Versatility Telephone                All of the above plus: account opportunity management, activity tracking and forecasting,
     Account Management (1)              diary management and appointment scheduling
---------------------------------------------------------------------------------------------------------------------------------
  Versatility Open Telephony Services

    Versatility OpenTel                  Unassisted server-generated telephony, screen pops of account information using automatic number identification, call transfer and campaign routing based on dialed number identification

    Versatility Predictive               Predictive outbound call dialing, accounting recycling and center management and monitoring facility

    Versatility Call Blending            Dynamic inbound and outbound call and agent load balancing and center management and monitoring facility

    Versatility IVR                      Interactive voice response unit, transaction data capturing and call handling facility
---------------------------------------------------------------------------------------------------------------------------------
  Versatility Marketing Management
  Services

    Versatility Campaign Plus            Marketing campaign list creation and maintenance and monitoring facility, including adaptive marketing and demographic profile templates

    Versatility Fulfillment              Fulfillment facility with back office systems integration

    Versatility Insight                  Data warehousing, performance monitoring and real-time tracking of center, agent and transaction activity

    Versatility Monitor                  Real-time agent and supervisor screen monitoring and observation facility
---------------------------------------------------------------------------------------------------------------------------------
Versatility CallCenter                   A CD-ROM-based product consisting of the Versatility Telesales application, Versatility
                                         OpenTel and a campaign and list management facility that includes elements of Versatility
                                         Campaign Plus
---------------------------------------------------------------------------------------------------------------------------------
(1) Currently in development and expected to be released by the end of fiscal 1997.


     VERSATILITY SERIES. The Versatility Series is generally marketed to large organizations operating formal call centers. At the core of the Versatility Series are the Versatility Call Center Applications, which allow call center agents to effectively conduct telemarketing and telesales activities. Versatility Series customers purchase one of the Versatility Call Center Applications and usually purchase one or more optional services from either the Versatility Marketing Management Services or the Versatility Open Telephony Services.

     The Versatility Call Center Applications include two existing applications, Versatility Telemarketing and Versatility Telesales. The Company is also developing two additional applications, Versatility Teleservice and Versatility Telephone Account Management, which will include the same architecture and core functionality as the Company's current applications, with additional features specifically designed to address teleservicing and telephone account management activities. Versatility Telemarketing supplies a call center agent with customer information as an outbound telephone call is made or as an inbound call is routed to that agent. Once customer contact is made, an agent can access product information, such as features, benefits and commonly asked questions, in order to effectively and accurately market and sell that product. An agent can then click to descriptions of other products to cross-sell or up-sell. To close a sale, an agent can access on-line order taking and fulfillment capabilities. Building on these core functions, Versatility Telesales provides additional capabilities to generate on-line quotes, readily access information regarding discounts and schedule automatic customer call-backs.

     All Versatility Call Center Applications are Windows-based and are integrated with the Versatility PowerGuide facility, a presentation support tool providing call guides and scripting capabilities. PowerGuide enables selling scripts to be tailored to the needs of the company or marketing campaign and customized to match the skill sets of particular telemarketing agents. PowerGuide can integrate with one or more external applications, such as word processing, spreadsheet, and graphics presentation applications, using Microsoft's Dynamic Data Exchange standard to exchange information between applications. PowerGuide can also be used to generate Microsoft Visual Basic forms and applications.

     Versatility Call Center Applications allow customers to develop many versions of the application which can be tailored extensively and used simultaneously. For example, a call center may want to have a different application design and functionality for each marketing and selling campaign. Each tailored application can be augmented by its own tailored Versatility PowerGuide session.

     In addition to Versatility Call Center Applications, the Versatility Series provide network server services, called the Versatility Marketing Management Services, which provide the call center network and its managers with a number of capabilities, including list, database and campaign management, adaptive marketing, statistical tracking, data warehousing, decision support, document production, integration with document management systems and centralized call center operations management. Additionally, the Versatility Series CTI services, called Versatility Open Telephony Services, which integrate the telephone and computer systems, provide functions such as screen-based telephony, "screen pops" in which relevant caller information appears on an agent's screen as an inbound call arrives or as an outbound call is initiated, predictive dialing of outbound campaigns, coordination of service levels, inbound and outbound dynamic call blending and IVR integration and coordination.


     All Versatility Series products are licensed based on the total number of concurrent desktop users. Versatility Call Center Applications start at a U.S. list price of $950 per licensed user. Versatility Marketing Management Services and Versatility Open Telephony Services are sold as optional modules as part of a total Versatility Series system. The U.S. list price of these network modules ranges from $300 to $2,500 per user per service. A majority of the revenue from the Versatility Series products has been derived from customers with contracts ranging in value from $200,000 to $1.0 million.


     VERSATILITY CALLCENTER. In August 1996, the Company released Versatility CallCenter, a CD-ROM-based call center software application that supports formal or informal call centers of 50 agents or less. Versatility CallCenter includes many of the features of the Versatility Call Center Applications, including customer profiles, product information, product features and benefits, question and objection handling, quotation preparation and order taking and servicing, literature fulfillment, activity tracking with call back calendars and reminders, scripting and call guides. In addition, the product supports list management and call recycling for outbound campaigns and CTI for screen-based dialing and incoming call management, including screen pops of customer profile information. Versatility CallCenter also incorporates several network-based server facilities that include elements of the Versatility Marketing Management and Versatility Open Telephony services, redesigned to meet the needs of this smaller customer. Versatility CallCenter is also licensed based on the number of concurrent users and has a U.S. list price of $1,695 per user.


     Certain uses of outbound call processing systems are regulated by federal, state and foreign law, including the Telephone Consumer Protection Act of 1991 and the Federal Fair Debt Collection Practices Act. Although compliance with these laws may limit the potential uses of the Company's products in some respects, the Company's products can be programmed to operate automatically in full compliance with these laws through the use of appropriate calling lists and calling campaign time parameters. There can be no assurance, however, that future legislation further restricting telephone solicitation practices, if enacted, would not adversely affect the Company.


SERVICES

     Versatility provides fee-based maintenance and support services designed to increase the effectiveness and ongoing performance of its customer's call center operations and to increase the Company's revenue base. Substantially all of the Company's customers have ongoing maintenance contracts. As of September 30, 1996, the Company employed 19, 12 and five employees providing professional services, maintenance and training, respectively.

     Professional Services. The Company's consultants work closely with customers to provide assistance with application implementation and customization, interface development, communications and information systems integration, planning and project management. Fees for professional services are charged separately from the Company's software product licenses and are generally charged on a time-and-materials basis.

     Maintenance. Maintenance services are available for an annual fee equal to a percentage of the total license price. Maintenance services include software updates, maintenance releases and technical support. The Company offers telephone, pager, electronic mail, dialup modem and facsimile customer support. The Company also provides customers with account management services, technical bulletins, weekly status reports and ongoing communications on new features or products under development.

     Training. The Company offers a comprehensive set of training courses covering systems administration, specific training on certain product modules and project team training as well as training courses for the Company's resellers. Training classes are offered at the Company's offices in Fairfax, Virginia and Aldermaston, U.K. The Company also provides extensive on-site training services for most enterprise installations, including customized training for each customer. Fees for education and training are generally charged in addition to the license fees and are charged on a per-student, per-class or time-and-materials basis.

CUSTOMERS AND MARKETS

     Since introducing the Versatility Series in May 1995, the Company has licensed Versatility Series applications for use on over 6,000 agent desktops. The following list includes customers who have purchased over $250,000 of Versatility Series software and services:

AT&T Canada Long Distance
AT&T Wireless Services
Avantel, S.A.
British Telecommunications, Plc
Chase Bank

Medco Containment Services, Inc.


Mellon Bank, N.A.


Primeco Personal Communications, L.P.


The Polk Company

Sanwa Bank

Faneuil ISG Inc.

     Organizations from a number of different industries have implemented the Versatility Series, as illustrated by the following examples:

  Financial Services

     A major commercial bank was committed to providing cost-effective telephony-based customer service. In addition, the bank wanted to identify, retain and cross-sell its retail customer base and to target, qualify and attract high profit accounts from other banks. The bank's existing customer service system was mainframe-based and was difficult and time-consuming for agents to understand and use. The bank emphasized three objectives in implementing a new system: enhanced customer service responsiveness, reduced transaction times and the support of sales-oriented activities in its customer service operation.

     After implementing the Versatility Telesales desktop application, the bank was able to reduce transaction times with an easy-to-use application that provides telebanking agents with real-time access to comprehensive customer information stored on the bank's legacy mainframe systems. The new system also reduces transaction times by using the quotation, order taking, cross-sell, up-sell and fulfillment capabilities of the Versatility Telesales application. Additionally, product and market information provided by Versatility PowerGuide enables agents to more effectively sell bank products and services during the call.

  Pharmaceutical Provider

     A direct distributor of pharmaceutical products sought to differentiate its services and enhance its efficiency. The company's previous system was not GUI-based and was difficult to use, requiring agents to memorize multiple codes and procedures before becoming fully effective. The company could not reduce the inherent complexity of its interactions with customers, but required a system that was easier to learn and that enabled agents to become productive more rapidly. Also, the company felt that introducing proactive outbound calling for market research and product sales would contribute to the overall effectiveness of its telemarketing operations. The new solution had to be implemented quickly, and also be customizable to meet the unique and changing needs of its business.

     Using the business objects and development tools of the Versatility Call Center Applications, the company created a customized version of the Versatility Series applications. By using Versatility PowerGuide, call guides can be created to assist agents in handling various types of calls and to highlight likely issues or problems. As a result, more customer service issues are resolved without the need to call the customer back. This company also uses Versatility IVR to collect customer information, which can be stored in the company's database or transferred to an appropriate agent if agent assistance is requested by the caller. This company is in the process of implementing Versatility Telemarketing and Campaign Plus for new, outbound sales and service campaigns.

  Communications

     A global communications company, operating in an increasingly competitive market, required a way to react quickly and effectively to competitors that were targeting specific customers for their many products and services. Given the scope of its call center operations, the company required a solution supporting hundreds of agents at multiple sites operating as a single "virtual" call center that could be centrally managed and administered. This company was also undergoing significant operational changes and wanted to make information contained in legacy systems available to various operating departments.

     The company implemented a tailored version of the Versatility Telesales application which is currently used to support inbound calls made in response to targeted direct marketing campaigns, including catalog mailings. The Company also uses the Versatility Series to rapidly design multiple outbound marketing campaigns targeted to specific customer segments. The system supports agents in over ten call centers, all working from a centralized database and over the existing corporate communications network. Using Versatility OpenTel, agents are able to use a PC screen phone to place calls to assigned accounts and to route calls from these accounts to the assigned agent. Agent supervisors and call center managers, as well as corporate marketing, use Versatility Insight to obtain real-time graphs and reports on calling activity, including agent, center and marketing campaign performance. This information is used to direct supervisors to those agents that need assistance and to create or modify outbound marketing campaigns targeted for specific products or product sets.

TECHNOLOGY AND PRODUCT DEVELOPMENT

     The Company's core technology was designed to facilitate the development and customization of enterprise-wide customer interaction applications which are interoperable with a number of other applications and can be used by a wide variety of customers. The Company's applications are built upon a common core architecture that is designed to leverage efficiently the performance and scaleability of client/server computing and object-oriented development methodologies. Versatility believes that its product architecture allows it to craft tailored solutions for its customers and to simplify and facilitate new product development.

     The Versatility Series and Versatility CallCenter products are built using a highly scaleable and flexible three-tier client/server model which takes advantage of the difference in computing power between the desktop client and the server to free-up limited desktop computing power and memory. The Company's products support a number of client computing platforms, such as Microsoft Windows 3.1, Microsoft Windows 95 and Microsoft Windows NT; leading relational databases from Oracle, Informix, Sybase, Ingres, and Microsoft; and server operating systems, such as Microsoft Windows NT Server and various versions of Unix. The Company's products have been developed using Microsoft Visual C++, Microsoft Foundation Classes and Centura Team Developer.

     Versatility began the development of products based on a client/server architecture in November 1993. The Company made substantial investments in new product development in 1994 and introduced the Versatility Series in May 1995. In August 1996, the Company released Versatility CallCenter. The Company continues to make substantial investments in product development to improve and enhance the functionality of its existing products. The Company also intends to expand its existing product offerings and to introduce new products for the client/server applications market. Although the Company expects that certain of its new products will be developed internally, the Company may, based on timing and cost considerations, acquire technology and products from third parties.

     The Company's current development efforts include the completion of Versatility Teleservice and Versatility Telephone Account Management applications as well as development of Versatility Open Web, a new server module which will expand a call center's ability to sell to and support customers over the Internet. Versatility Open Web is being designed to enable a potential customer to click on a button on a company's site on the World Wide Web, which sends a message directing an agent at a company's call center to respond to this inquiry. The call center agent will also be simultaneously provided with customer information entered by the customer while viewing the Web site, and will be able to see the Web pages previously viewed by the customer. Customer information could also be transferred to a database for future use in marketing campaigns. Versatility Open Web, which is currently expected to be released by the end of 1996, is being designed to run on Windows NT and to be used with the Company's other applications and services or as a stand-alone application.


     As of October 31, 1996, the Company's research and development and quality assurance staff consisted of 28 employees. The Company's total expenses for research and development for fiscal years 1994, 1995, 1996 and the first six months of fiscal 1997 were $389,000, $711,000, $2.1 million and $1.3 million, respectively. The Company anticipates that it will continue to commit substantial resources to research and development in the future.


     The Company's future success will depend on its ability to enhance its current products and to develop and introduce new products on a timely basis that keep pace with technological developments, emerging industry standards and the increasingly sophisticated needs of its customers and markets. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products, or that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. Furthermore, changing resource allocations can delay new products and certain product enhancements. If the Company is unable, for technological or other reasons, to develop and introduce new products or enhancements, the Company's business, financial condition and results of operations will be materially adversely affected. In addition, software products as complex as those offered by the Company may contain undetected errors or failures when first introduced or when new versions are released. The Company has in the past discovered software errors in certain of its new products or enhancements and has experienced delays or lost revenue during the period required to correct these errors. Although the Company has not experienced material adverse effects resulting from such errors to date, there can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Risk Factors -- Rapid Technological Change and Product Development Risks."

SALES AND MARKETING

     Sales. The Company believes that the coordinated use of multiple selling channels is required to reach the diverse and growing base of prospective customers. Based on their telemarketing strategies and buying patterns, these prospective customers can be divided into three groups: (i) customers with large-scale installations which are best served through direct sales teams, (ii) customers with large-scale installations who require turnkey system solutions from third party systems integrators, and (iii) customers with mid-sized installations who need basic solutions that can be purchased relatively inexpensively and can be quickly implemented. To address these groups, in November 1995, the Company established four strategic selling units to focus attention and specific solutions to targeted selling channels and markets. These four selling units are: Enterprise Solutions, Alliances, Channels, and International.

          Enterprise Solutions. Enterprise Solutions is the Company's domestic direct sales unit which focuses on the financial services and communications industries. The Enterprise Solutions selling unit markets the Versatility Series to large organizations which require a customized and integrated call center application. This selling unit consists of 29 employees who are divided into sales and sales support teams for each target market, a professional services organization that performs implementation, project management and customization activities and a customer services group responsible for post-implementation support.


          Alliances. The Alliances selling unit markets the Versatility Series to third party systems integrators and distributors who provide comprehensive solutions to large-scale enterprise-wide environments and who want to provide their customers with an integrated call center solution. This selling unit consists of sales and sales personnel supporting third party systems integrators and distributors and a services department that handles certain support activities for the distributors or for their customers. The Company currently has active relationships with several third party systems integrators including Electronic Data Systems Corporation, American Management Systems, Inc., Norstan Inc. and Cincom Systems, Inc. As of October 31, 1996, this selling unit consisted of 9 employees.



          Channels. The Channels selling unit targets mid-sized companies that operate formal and informal call centers of 10 to 50 agents. This selling unit markets the Versatility CallCenter product to Versatility Integration Professional ("VIP") resellers and will sell directly to an end user customer if there is not a trained VIP reseller in place to support the sale. This selling unit was formed to develop regional-based sales and support teams to evaluate, recruit and train VIP resellers. As of October 31, 1996, this selling unit consisted of 9 employees and had arrangements with 15 VIP resellers.



          International. The International selling unit markets the Versatility Series and Versatility CallCenter products to third party systems integrators, distributors and resellers outside of North America. This selling unit has regional sales and support teams covering Western Europe, the Middle East and certain African countries and expects to begin selling in the Pacific Rim and Latin American regions. The International selling unit is headquartered in Aldermaston, U.K., with support personnel located in the Netherlands and Sweden and, as of October 31, 1996, consisted of 17 employees.


     Marketing. The Company's marketing efforts support each of the strategic selling units. The Company's marketing programs include product management, product marketing, maintenance and enhancement of the Company's Web site, direct marketing, including the operation of the Company's in-house direct mail and telemarketing operation, public relations and press and analyst communications and event support. The

Company's marketing department also maintains marketing relationships with a variety of third party vendors, such as telephone switch manufacturers, computer manufacturers, database providers and others. As of October 31, 1996, the Company's marketing department consisted of 13 employees. The Company uses the Versatility CallCenter product in its in-house direct marketing and telemarketing facility.


COMPETITION

     The market for the Company's products is intensely competitive, highly fragmented and subject to rapid change. Because the Company offers multiple applications which can be purchased separately or integrated as part of the Versatility Series, the Company competes with a variety of companies depending on the target market for their applications software products. The Company's principal competitors in the customer interaction software market are Brock International, Inc., Digital Systems International, Inc, Information Management Associates, Inc., Scopus Technology, Inc., and The Vantive Corporation. For installations where telephony functions are of prime importance, competitors include Davox Corporation, Early Cloud and Company (a division of IBM) and EIS International, Inc. The Company also competes with third party professional service organizations that develop custom software and with the information technology departments of potential customers. The Company's potential competitors also include a number of large hardware and software companies that may develop or acquire products that compete with the Company's products. The Company believes that the principal competitive factors affecting its market include product features such as flexibility, scaleability, interoperability, functionality and ease of use, as well as product reputation, quality, performance, price, customer service and support, the effectiveness of sales and marketing efforts and vendor reputation. Although the Company believes that its products currently compete favorably with respect to such factors, there can be no assurance that the Company can maintain its competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

     In addition, the Company believes that existing competitors and new market entrants will attempt to develop fully integrated customer interaction solution applications suites that may include call center telesales and telemarketing applications which provide comparable functionality to the Company's existing applications. The Company also expects that competition will increase as a result of software industry consolidation. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's potential customers. Accordingly, it is possible that new competitors or alliances among competitors will emerge and rapidly acquire significant market share.

     Increased competition is likely to result in price reductions, reduced operating margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition and results of operations. Many of the Company's current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than can the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, financial condition and results of operations. See "Risk Factors -- Competition."

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     The Company relies on a combination of copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect its proprietary rights in its products and technology. The Company does not rely upon patent protection and does not currently expect to seek patents on any aspects of its technology. There can be no assurance that the confidentiality agreements and other methods on which the Company relies to protect its trade secrets and proprietary technology will be adequate. Further, the Company may be subject to additional risks as it enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in such countries. Litigation to defend and enforce the Company's intellectual property rights could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations, regardless of the final outcome of such litigation. Despite the Company's efforts to safeguard and maintain its proprietary rights both in the United States and abroad, there can be no assurance that the Company will be successful in doing so, or that the steps taken by the Company in this regard will be adequate to deter misappropriation or independent third-party development of the Company's technology or to prevent an unauthorized third party from copying or otherwise obtaining and using the Company's products or technology. There also can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by the Company. Any such events could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company has entered into agreements with a small number of its customers requiring the Company to place its source code in escrow. These escrow agreements typically provide that these customers have a limited, non-exclusive right to use such code in the event that there is a bankruptcy proceeding by or against the Company, if the Company ceases to do business or if the Company fails to meet its support obligations. Entering into such agreements may increase the likelihood of misappropriation by third parties.

     As the number of customer interaction software applications in the industry increases and the functionality of these products further overlaps, software development companies like the Company may increasingly become subject to claims of infringement or misappropriation of the intellectual property rights of others. There can be no assurance that third parties will not assert infringement or misappropriation claims against the Company in the future with respect to current or future products. Any claims or litigation, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to the Company, if at all, which could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse determinations in such claims or litigation could also have a material adverse effect on the Company's business, financial condition and results of operations.


REGULATORY ENVIRONMENT



     Certain uses of outbound call processing systems are regulated by federal, state and foreign law. The Federal Telephone Consumer Protection Act (the "TCPA") prohibits the use of automatic dialing equipment to call emergency telephone lines, health care and similar facility patient telephone lines, and telephone lines where the called party is charged for incoming calls, such as those used by pager and cellular phone services. The TCPA prohibits use of such equipment to engage two or more lines of a multi-line business simultaneously. Among other things, the TCPA required the Federal Communications Commission ("FCC") to create regulations protecting residential telephone subscribers from unwanted telephone solicitations. The rules adopted by the FCC require that telemarketers maintain a company-specific "do-not-call list" which contains the names and numbers of residential subscribers who do not want to receive calls. An entity which has an "established business relationship" with a party it calls and tax-exempt nonprofit organizations are exempt from do-not-call lists. The rules also require that telemarketers may call consumers only after 8 a.m. and before 9 p.m., local time. Certain states have enacted similar laws limiting access to telephone subscribers who object to receiving solicitations. Although compliance with these laws may limit the potential use of the Company's products in some respects, the Company's systems can be programmed to operate automatically in full compliance with these laws through the use of appropriate calling lists and calling campaign time parameters. There can be no assurance, however, that future legislation further restricting telephone solicitation practices, if enacted, would not adversely affect the Company.


EMPLOYEES


     As of October 31, 1996, the Company had 146 full-time employees, of which 129 were based in the United States and 17 were based internationally. None of the employees of the Company is covered by a collective bargaining agreement. The Company does not have long-term employment agreements with any of its employees. The Company considers its relations with its employees to be good.

     The Company believes its future success will depend in large part on the Company's ability to recruit and retain qualified employees, especially experienced software engineering and sales personnel. The competition for such personnel is intense. There can be no assurance that the Company will be successful in retaining or recruiting key personnel.

FACILITIES

     The Company's principal administrative, sales, marketing, support, and research and development facility is located in 40,303 square feet of modern office space in Fairfax, Virginia. This facility is leased to the Company through 2004. The Company also leases 2,463 square feet in Irvine, California and 6,600 square feet in Aldermaston, U.K. Management believes its current facilities are adequate to meet its needs through the next twelve months and that, if required, suitable additional or alternative space will be available to accommodate expansion of the Company's operations on commercially reasonable terms.

LEGAL PROCEEDINGS


     One of the Company's former VARs has filed a claim for arbitration against the Company asserting, among other things, that the Company misrepresented the functionality of its products and wrongfully terminated the VAR's reseller agreement, and claiming not less than $1.0 million in damages. The Company intends to vigorously defend this action and, based upon information currently available, believes that the action will not have a material impact on the Company. However, because the arbitration proceedings are at a preliminary stage and discovery has not yet begun, the Company cannot predict the ultimate outcome of this action and there can be no assurance that the Company will be successful in the arbitration proceedings.



     Versatility is not a party to any other material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS
     The executive officers and directors of the Company are as follows:


               NAME                  AGE                                      POSITION
-----------------------------------  ---   -------------------------------------------------------------------------
Ronald R. Charnock.................  46    President, Chief Executive Officer and Chairman of the Board of Directors
Donald C. Yount, Jr. ..............  35    Senior Vice President, Finance and Chief Financial Officer
Marcus W. Heth.....................  41    Senior Vice President, Technologies, Secretary and Director
Stephen P. Winings.................  45    Senior Vice President, Marketing
Thomas A. Smith(1)(2)..............  34    Director
Charles A. Johnson(1)(2)...........  47    Director
Paul J. Palmer(1)..................  65    Director

---------------

(1) Member of Compensation Committee.

(2) Member of Audit Committee.

     RONALD R. CHARNOCK has served as President, Chief Executive Officer and Chairman of the Board of Directors since co-founding the Company in 1981. From 1975 to the founding of the Company, Mr. Charnock was Director of the Computer Services Division of the Republican National Committee. Mr. Charnock was the founder in June 1990 and was the initial Chairman, serving until October 1994, of the Alliance of Computer-Based Telephony Application Suppliers of the North American Telecommunications Association. In October 1994, Mr. Charnock was elected Vice Chairman of the Multimedia Telecommunications Association and elected Chairman of that association in January 1996.

     DONALD C. YOUNT, JR. has served as the Company's Chief Financial Officer since July 1995. From March 1990 to July 1995, Mr. Yount held various positions with K-III Communications Corporation ("K-III"), a diversified communications company, most recently as Vice President and Chief Financial Officer of one of K-III's operating companies, Films for the Humanities, Inc. Prior to joining K-III, Mr. Yount was employed by the North America Corporate Finance Group of the Chase Manhattan Bank, by Deloitte, Haskins and Sells as a consultant and by Peat, Marwick & Co. as an auditor. Mr. Yount is a certified public accountant.

     MARCUS W. HETH co-founded the Company in 1981 and has served as a director of the Company since that time and as Treasurer and Secretary since January 1996. In May 1996, Mr. Heth became the Company's Senior Vice President, Technologies. From October 1993 to May 1996, Mr. Heth was President of NPRI Technologies, Inc., a wholly owned subsidiary of the Company. From August 1991 to October 1993, Mr. Heth was the Company's Vice President of Sales and Marketing. From May 1981 to August 1991, he was the Company's Vice President, Business Operations. Prior to co-founding the Company in 1981, Mr. Heth was employed by the Republican National Committee, most recently as Manager of Software Development.

     STEPHEN P. WININGS, Senior Vice President, Marketing, joined the Company in August 1996. From 1991 to August 1996, Mr. Winings was Vice President, Marketing, of Software AG of North America. From 1989 to 1991, he was President and Chief Executive Officer, Technology Division, for the Institute for International Research, an information research company. From 1988 to 1989, Mr. Winings was Executive Vice President, Corporate Development with CLC Corporation, a technology training company. From 1987 to 1988, Mr. Winings was Division President of Prentice Hall Information a division of Paramount Communications. From 1986 to 1987, he was Division President with Simon & Schuster, a division of Paramount Communications.


     THOMAS A. SMITH has been a director since January 1996. Since October 1990, Mr. Smith has been employed by the Edison Venture Fund. In 1993, Mr. Smith became a general partner of the Edison Venture Fund and has directed Edison's Washington, D.C. office since 1994. From 1986 to 1990, Mr. Smith was a senior associate in the risk capital investment subsidiary of The Chase Manhattan Corporation.

     CHARLES A. JOHNSON has been a director of the Company since January 1996. Since 1993, Mr. Johnson has been a general partner of Noro-Moseley Partners III, L.P., an Atlanta-based venture capital firm. From 1992 to 1993, Mr. Johnson was an independent consultant. In 1983, Mr. Johnson co-founded Sales Technologies, Inc., a startup software company, and served as its President and Chief Executive Officer until Sales Technologies, Inc. was acquired by Dun and Bradstreet in January 1989. Mr. Johnson continued in his role as Chief Executive Officer of that division of Dun and Bradstreet until February 1992. Prior to founding Sales Technologies, Inc., Mr. Johnson was a management consultant with McKinsey & Company and held a number of sales and marketing positions with Procter & Gamble.


     PAUL J. PALMER has been a Director of the Company since September 1996. Since January 1994, Mr. Palmer has been an executive consultant specializing in the software industry. From 1957 until his retirement in December 1993, Mr. Palmer held various positions in marketing and development with IBM, most recently as Vice President.


     Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors are duly elected and qualified. Messrs. Smith and Johnson were nominated and elected pursuant to a Voting Agreement which was entered into in connection with the issuance of the Series A Preferred Stock, which Voting Agreement will terminate upon the closing of this offering. There are no family relationships among any of the executive officers or directors of the Company.

     Upon the closing of this offering, the Company's Board of Directors will be divided into three classes each of whose members will serve for staggered three-year terms. Messrs. Heth and Johnson will serve in the class the term of which expires in 1997; Messrs. Palmer and Smith will serve in the class the term of which expires in 1998; and Mr. Charnock will serve in the class the term of which expires in 1999. Upon the expiration of the term of each class of directors, directors comprising such class of directors will be elected for a three-year term at the next succeeding annual meeting of stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to January 1996, the Company had no separate compensation committee or other board committee performing equivalent functions, and these functions were performed by the Company's Board of Directors. In January 1996, the Company established a Compensation Committee which consisted of Messrs. Smith and Johnson. In September 1996, the Board of Directors established a new Compensation Committee which consists of Messrs. Smith, Johnson and Palmer, each of whom are non-employee directors. See "Management -- Executive Compensation" for shares issued and options granted to executive officers as compensation for services rendered in fiscal 1996.


     See "Certain Transactions" for information regarding certain relationships and transactions between the Company and certain members of the Board of Directors.

DIRECTOR COMMITTEES AND COMPENSATION

     Committees. The Audit Committee consists of Messrs. Smith and Johnson. The Audit Committee reviews with the Company's independent auditors the scope and timing of their audit services and any other services they are asked to perform, the auditor's report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board of Directors for the appointment of independent auditors for the ensuing year.

     The Compensation Committee consists of Messrs. Smith, Johnson and Palmer. The Compensation Committee reviews and evaluates the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company and makes recommendations concerning these matters to the Board of Directors. The Compensation Committee also administers the Company's 1995 Employee Stock Option Plan and the 1995 Incentive Stock Option Plan, and, upon the closing of this offering, will administer the Company's 1996 Stock Option Plan and 1996 Employee Stock Purchase Plan. See "-- Stock Plans."

     Director Compensation. All non-employee directors are reimbursed for travel and other related expenses incurred in attending meetings of the Board of Directors. On September 30, 1996, in connection with his election to the Board of Directors, Mr. Palmer was granted options to purchase 15,000 shares of Common Stock at an exercise price of $10.50 per share. These options expire five years from the date of grant with 5,000 shares vesting immediately and the remainder vesting quarterly over two years.

EXECUTIVE COMPENSATION

     Summary Compensation. The following table sets forth the compensation earned by the Company's Chief Executive Officer and each of the other most highly compensated executive officers of the Company whose total salary and bonus for fiscal 1996 exceeded $100,000 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company in fiscal 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                   COMPENSATION(1)
                                                                                   ---------------
                                                         ANNUAL COMPENSATION         SECURITIES
                                                        ----------------------       UNDERLYING
             NAME AND PRINCIPAL POSITION                SALARY($)     BONUS($)         OPTIONS
-----------------------------------------------------   ---------     --------     ---------------
Ronald R. Charnock, Chief Executive Officer,
  President and Chairman of the Board of Directors...   $145,000      $151,858             --
Marcus W. Heth, Senior Vice President, Technologies,
  Secretary and Director.............................    140,000       150,993             --
Donald C. Yount, Jr., Senior Vice President, Finance
  and Chief Financial Officer........................     78,077        19,050          6,004

------------

(1) The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive payments during fiscal 1996.

     Option Grants. The following table provides information concerning grants of stock options made during fiscal 1996 by the Company to the Named Executive
Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                  INDIVIDUAL GRANTS
                                 ---------------------------------------------------    POTENTIAL REALIZABLE
                                              PERCENT OF                                  VALUE AT ASSUMED
                                                 TOTAL                                  ANNUAL RATES OF STOCK
                                                OPTIONS                                  PRICE APPRECIATION
                                              GRANTED TO       EXERCISE                  FOR OPTION TERM(4)
                                 OPTIONS       EMPLOYEES        PRICE     EXPIRATION    ---------------------
              NAME               GRANTED   IN FISCAL YEAR(3)    ($/SH)       DATE         5%            10%
-------------------------------- -----     -----------------   --------   ----------    ------         ------
Ronald R. Charnock..............    --              --              --            --        --             --
Marcus W. Heth..................    --              --              --            --        --             --
Donald C. Yount, Jr............. 4,040(1)         0.99%         $ 0.80       1/16/01    $  893         $1,973
                                 1,964(2)                         0.80       4/30/01       434            959


------------


(1) Options vested 100% on the date of grant. Options were granted at the fair market value of the Company's Common Stock as determined by the Company's Board of Directors on the date of grant.



(2) Options vest 20% on the date of grant with an additional 20% vesting annually on the anniversary date of such grant. Options were granted at the fair market value of the Company's Common Stock as determined by the Company's Board of Directors on the date of grant.



(3) Based on options to purchase an aggregate of 611,327 shares of Common Stock granted to all employees of the Company in fiscal 1996, including the Named Executive Officers.



(4) The potential realizable value is calculated based on the term of the option at the time of grant (five years). Stock price appreciation of 5% and 10% is based on the fair value at the time of grant and assumes that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price, pursuant to rules promulgated by the Securities and Exchange Commission. The potential realizable value does not represent the Company's prediction of its stock price performance. This table does not take into account any appreciation of the fair value of the Common Stock from the date of grant to date. There can be no assurance that the actual stock price appreciation over the five-year option term will be at the assumed 5% and 10% levels or at any other defined level.

     Option Exercises and Unexercised Option Holdings. The following table provides information regarding unexercised stock options held as of April 30, 1996 by each of the Named Executive Officers. None of the Named Executive Officers exercised any stock options in fiscal 1996.

                         AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES

                                            SHARES OF COMMON STOCK         VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISED             IN-THE-MONEY
                                              OPTIONS AT YEAR-END         OPTIONS AT YEAR-END(1)
                                          ---------------------------   ---------------------------
NAME                                      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                      -----------   -------------   -----------   -------------
Ronald R. Charnock......................        --             --              --             --
Marcus W. Heth..........................        --             --              --             --
Donald C. Yount, Jr.....................     4,432          1,572         $58,502        $20,750

---------------

(1) There was no public trading market for the Common Stock as of April 30, 1996. Accordingly, these values have been calculated on the basis of the assumed initial public offering price of $14.00 per share, less the applicable exercise price.

STOCK PLANS

     1995 Employee Stock Option Plan. The Company's 1995 Employee Stock Option Plan (the "1995 Employee Plan"), which was adopted by the Board of Directors and approved by the Company's stockholders on January 16, 1996, provides for the issuance of a maximum of 430,708 shares of Common Stock, less any shares issued under the 1995 Incentive Plan (as defined below), pursuant to the grant of non-statutory stock options to employees, non-employees or consultants of the Company. Options granted under the 1995 Employee Plan become fully vested on the date of grant and are not transferable by the holder except by will or by the laws of descent and distribution.


     As of November 15, 1996, options to purchase 218,936 shares of Common Stock at a price of $0.80 per share were outstanding under the 1995 Employee Plan, and 9,822 of such options had been exercised. On September 30, 1996, the Company's Board of Directors determined that no further options would be granted under the 1995 Employee Plan.


     1995 Incentive Stock Option Plan. The Company's 1995 Incentive Stock Option Plan (the "1995 Incentive Plan") was adopted by the Board of Directors and approved by the Company's stockholders on January 16, 1996. The 1995 Incentive Plan provides for the issuance of a maximum of 430,708 shares of Common Stock less any shares issued under the 1995 Employee Plan pursuant to the grant to officers and employees of "incentive stock options" within the meaning of the Internal Revenue Code. Options granted under the 1995 Incentive Plan generally vest 20% on the date of grant and 20% annually thereafter on the anniversary of the date of the grant and are not transferable by the holder except by will or by the laws of descent and distribution.


     As of November 15, 1996, options to purchase 62,569 shares of Common Stock at a price of $0.80 per share were outstanding under the 1995 Incentive Plan and no such options had been exercised. On September 30, 1996, the Company's Board of Directors determined that no further options would be granted under the 1995 Incentive Plan.


     In addition to options granted under the 1995 Employee Plan and the 1995 Incentive Plan, in January 1996, the Company granted Louis Venezia options to purchase 320,000 shares of Common Stock at an exercise price of $0.80 per share.

     1996 Stock Option Plan. The Company's 1996 Stock Option Plan (the "1996 Plan") was adopted by the Board of Directors on September 30, 1996 and approved by the Company's stockholders on September 30, 1996. The 1996 Plan provides for the issuance of a maximum of 750,000 shares of Common Stock pursuant to the grant to employees of "incentive stock options" within the meaning of the Internal Revenue Code and the grant of non-qualified stock options, stock awards or opportunities to make direct purchases of stock in the Company to employees, consultants, directors and officers of the Company.

     The 1996 Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the 1996 Plan, the Compensation Committee has the authority to select the optionees and determine the terms of the options granted, including: (i) the number of shares subject to each option,
(ii) when the option becomes exercisable, (iii) the exercise price of the option (which in the case of an incentive stock option cannot be less than the market price of the Common Stock as of the date of grant), (iv) the duration of the option and (v) the time, manner and form of payment upon exercise of an option. An option is not transferable by the optionholder except by will or by the laws of descent and distribution. Generally, no incentive stock option may be exercised more than 90 days following termination of employment. However, in the event that termination is due to death or disability, the option is exercisable for a maximum of 180 days after such termination.


     As of November 15, 1996, options to purchase 139,000 shares of Common Stock at a price of $10.50 per share were outstanding under the 1996 Plan, and no options had been exercised.


     1996 Employee Stock Purchase Plan. The 1996 Employee Stock Purchase Plan (the "1996 Purchase Plan") was adopted by the Board of Directors on September 30, 1996 and approved by the Company's stockholders on September 30, 1996. The 1996 Purchase Plan will take effect upon completion of this offering. The 1996 Purchase Plan provides for the issuance of a maximum of 100,000 shares of Common Stock pursuant to the exercise of nontransferable purchase rights granted to participating employees.

     The 1996 Purchase Plan is administered by the Compensation Committee of the Board of Directors. All employees of the Company whose customary employment is 20 hours or more per week and more than five months in any calendar year and who have completed at least one year of employment, except employees who own five percent or more of the Company's stock, are eligible to participate in the 1996 Purchase Plan. Employees who own five percent or more of the Company's Common Stock and directors who are not employees of the Company may not participate in the 1996 Purchase Plan. To participate in the 1996 Purchase Plan, an employee must authorize the Company to deduct an amount (not less than one percent nor more than ten percent of a participant's total cash compensation) from his or her pay during six-month periods commencing on January 1 and July 1 of each year (each a "Plan Period"), but in no case shall an employee be entitled to purchase more than 250 shares in any Plan Period. The exercise price for the purchase right each Plan Period is 85% of the lesser of the market price of the Common Stock on the first or last business day of the Plan Period. If an employee is not a participant on the last day of the Plan Period, such employee is not entitled to exercise his or her purchase right, and the amount of his or her accumulated payroll deductions will be refunded. An employee's rights under the 1996 Purchase Plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. No options have been granted to date under the 1996 Purchase Plan.

401(K) PLAN

     The Company maintains a 401(k) retirement savings plan (the "401(k) Plan"). All employees of the Company who have completed six months of service are eligible to participate in the 401(k) Plan. The 401(k) Plan provides that each participant may contribute a portion of his or her pre-tax compensation (up to a statutorily prescribed annual limit, $9,500 in 1996) to the 401(k) Plan. The percentage elected by certain highly compensated participants may be required to be lower. All amounts contributed to the 401(k) Plan by employee participants and earnings on these contributions are fully vested at all times. The Company, at its discretion, may contribute to the 401(k) Plan. Such Company contributions become fully vested upon a participant's completion of three years of service. The Company has never made a discretionary contribution, although the Company may elect to make contributions in the future.

                              CERTAIN TRANSACTIONS


     Prior to October 31, 1996, the Company was the 1% general partner of Serenity Real Properties Limited Partnership (the "Partnership") of which Mr. Ronald R. Charnock, the Company's President and Chief Executive Officer, Mr. Marcus W. Heth, the Company's Senior Vice President, Technologies, and Mr. Keith
P. Roberts, the Company's Director of Product Development, were the limited partners holding the remaining 99% of the partnership interests (the "Limited Partners"). The Partnership is the owner of an office building in Alexandria, Virginia (the "Property"), which was the Company's headquarters until October 1994 and which was leased by the Company under a lease expiring in April 1997 and providing for monthly rental payments of $10,000. In addition, the Company had guaranteed a mortgage loan made by a commercial bank to the Partnership, which had an outstanding balance of $614,000 at September 30, 1996. This loan was also guaranteed by each of the Limited Partners and was secured by a mortgage on the Property.



     On October 31, 1996, the Company sold its general partnership interest in the Partnership, for consideration equal to its capital account of $3,131, to Serenity L.L.C., whose members are the Limited Partners. In connection with the sale of its general partnership interest in the Partnership, the Company made to the Partnership a loan of $519,305 evidenced by a Deed of Trust Note which bears interest at the prime rate and is payable upon the earliest of (i) the sale of the Property, (ii) demand by the Company and (iii) October 31, 1997. The Deed of Trust Note is secured by a mortgage on the Property and is guaranteed by each of the Limited Partners. The Partnership used the proceeds of this loan to repay its loan from the bank and discharge its mortgage on the Property. In connection with these transactions, the Partnership agreed to the termination of its lease with Company. The Company believes that these transactions were in the best interest of the Company and its stockholders and that the consideration received by it for its general partnership interest in the Partnership was not less than the fair value of the interest.



     The Company has extended loans to Mr. Charnock, with principal and accrued interest totaling $113,045 at November 6, 1996. Such loans are evidenced by a promissory note, are payable on the earliest of (i) demand and (ii) November 6, 1997 and bear interest at the prime rate.



     Certain obligations under the Company's Master Equipment Lease with its leasing agent, are personally guaranteed by Mr. Charnock. As of October 31, 1996, $937,000 was outstanding under the Master Equipment Lease, of which $598,000 is guaranteed by Mr. Charnock. Such payments are due monthly through March 2000.


     The Company has adopted a policy whereby all future transactions between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested members of the Board of Directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of November 15, 1996 (i) by each person or entity known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) by each director of the Company, (iii) by each of the Named Executive Officers and (iv) by all directors and executive officers of the Company as a group. This table assumes no exercise of the Underwriters' overallotment options. The Company and two of the Company's stockholders, Edison Venture Fund III, L.P. and Noro-Moseley Partners III, L.P., have granted to the Underwriters options to purchase 131,588, 113,378 and 85,034 shares, respectively, to cover over-allotments. See "Underwriting." Footnotes 2 and 3 to the table provide information regarding the stock holdings of the Selling Stockholders after this offering in the event the Underwriters exercise the over-allotment options in full. Unless otherwise indicated below, to the knowledge of the Company, each person or entity listed below maintains a business address c/o Versatility Inc., 11781 Lee Jackson Memorial Highway, Seventh Floor, Fairfax, Virginia 22033 and has sole voting and investment power over the shares of Common Stock shown as beneficially owned, except to the extent authority is shared by spouses under applicable law.



                                                                                      PERCENT OWNED(1)
                                                                               ------------------------------
                                                     SHARES BENEFICIALLY        BEFORE THE         AFTER THE
                 NAME AND ADDRESS                           OWNED                OFFERING          OFFERING
---------------------------------------------------  -------------------       ------------       -----------
Edison Venture Fund III, L.P.(2)...................         566,892                11.3%               7.9%
  997 Lenox Drive, #3
  Lawrenceville, NJ 08648
Noro-Moseley Partners III, L.P.(3).................         425,169                 8.5%               5.9%
  4200 North Side Parkway, NW
  Building 9
  Atlanta, GA 30327
Keith D. Roberts...................................       1,000,000                20.0%              13.9%
Benjamin Cotten....................................         320,000                 6.4%               4.4%
Ronald R. Charnock.................................       1,360,000                27.2%              18.9%
Donald C. Yount, Jr.(4)............................           8,432                   *                  *
Marcus W. Heth.....................................       1,000,000                20.0%              13.9%
Thomas A. Smith(5).................................         566,892                11.3%               7.9%
Charles A. Johnson(6)..............................         425,169                 8.5%               5.9%
Paul J. Palmer(7)..................................           6,250                   *                  *
Louis Venezia(8)...................................         332,468                 6.2%               4.4%
Ernest Connon(9)...................................         320,493                 6.4%               4.4%
Stephen P. Winings(10).............................           4,000                   *                  *
All Executive Officers and Directors as a group
  (7 persons)(4)(5)(6)(7)(10)......................       3,370,743                67.1%              46.7%


---------------

   * Less than 1% of the outstanding Common Stock.


 (1) The number of shares of Common Stock deemed outstanding prior to this offering includes 5,001,883 shares of Common Stock outstanding as of November 15, 1996 (including 992,061 shares to be issued upon the automatic conversion of all outstanding shares of Series A Preferred Stock on the closing of this offering). The number of shares of Common Stock deemed outstanding after this offering includes an additional 2,200,000 shares of Common Stock which are being offered for sale by the Company in this offering.


 (2) If the Underwriters' over-allotment options are exercised in full, Edison Venture Fund III, L.P. will sell 113,378 shares and thereafter beneficially own 453,514 shares, representing 6.2% of the outstanding Common Stock.

 (3) If the Underwriters' over-allotment options are exercised in full, Noro-Moseley Partners III, L.P. will sell 85,034 shares and thereafter beneficially own 340,135 shares, representing 4.6% of the outstanding Common Stock.


 (4) Consists of 8,432 shares issuable pursuant to stock options which are exercisable within 60 days of November 15, 1996.

 (5) Consists of 566,892 shares of Common Stock held by Edison Venture Fund III, L.P., of which Mr. Smith is a general partner. Mr. Smith may be deemed to share voting and investment power with respect to these shares. Mr. Smith disclaims beneficial ownership of such shares.

 (6) Consists of 425,169 shares held by Noro-Moseley Partners III, L.P. of which Mr. Johnson is a general partner. Mr. Johnson may be deemed to share voting and investment power with respect to these shares. Mr. Johnson disclaims beneficial ownership of such shares.


 (7) Consists of 6,250 shares issuable pursuant to stock options which are exercisable within 60 days of November 15, 1996.



 (8) Consists of 332,468 shares issuable pursuant to stock options which are exercisable within 60 days of November 15, 1996.



 (9) Includes 493 shares issuable pursuant to stock options which are exercisable within 60 days of November 15, 1996.



(10) Consists of 4,000 shares issuable pursuant to stock options which are exercisable within 60 days of November 15, 1996.

                          DESCRIPTION OF CAPITAL STOCK

     Effective upon the closing of this offering, the authorized capital stock of the Company will consist of 20,000,000 shares of Common Stock, par value $.01 per share, and 2,000,000 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK


     As of November 15, 1996, there were 5,001,883 shares of Common Stock outstanding and held of record by 9 stockholders, after giving effect to the automatic conversion of all outstanding shares of Series A Preferred Stock upon the closing of this offering. Based upon the number of shares outstanding as of that date and giving effect to the issuance of the 2,200,000 shares of Common Stock offered hereby, there will be 7,201,883 shares of Common Stock outstanding upon the closing of this offering.


     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any Preferred Stock then outstanding. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any Preferred Stock then outstanding. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. Upon the closing of this offering, there will be no shares of Preferred Stock outstanding.

PREFERRED STOCK

     The Second Amended and Restated Certificate of Incorporation of the Company approved by the stockholders of the Company on September 30, 1996, which will be filed immediately after the closing of this offering, will delete all references to the formerly designated Series A Preferred Stock.

     The Board of Directors will be authorized without further stockholder approval, subject to certain limitations prescribed by law, to issue from time to time up to an aggregate of 2,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to designate or issue any shares of Preferred Stock.

REGISTRATION RIGHTS

     At the completion of this offering, certain stockholders of the Company (the "Rightsholders") will be entitled to require the Company to register under the Securities Act of 1933, as amended (the "Act"), up to a total of 992,061 shares of outstanding Common Stock (the "Registrable Shares") under the terms of an agreement among the Company and the Rightsholders (the "Registration Agreement"). The Registration Agreement provides that in the event the Company proposes to register any of its securities under the Act at any time or times, the Rightsholders, subject to certain exceptions, shall be entitled to include Registrable Shares in such registration. However, the managing underwriter of any such offering may exclude for marketing reasons some or all of such Registrable Shares from such registration. Certain Rightsholders also have, subject to certain conditions and limitations, additional rights to require the Company to prepare and file a registration statement under the Act with respect to their Registrable Shares if Rightsholders holding at least 40% of the Registrable Shares held by all such Rightsholders so request at any time six months or more after the date of this Prospectus. Rightsholders may also, at any time, require the Company to file a registration statement on Form S-3 under the Act, or any successor form thereto, if the aggregate price to the public of such offering can reasonably be anticipated to exceed $4,000,000 and if the Company is entitled to use Form S-3. There is no limitation on the number of registrations on Form S-3 that may be requested by Rightsholders. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS; ANTI-TAKEOVER EFFECTS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board of Directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     The Company's Second Amended and Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management -- Executive Officers and Directors." Any director may be removed without cause only by the vote of at least 75% of the shares entitled to vote for the election of directors or with cause by the vote of at least a majority of such shares. These provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

     The Company's Amended and Restated By-laws, which will be in effect upon the closing of the offering, provide that for nominations for the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of the Company. To be timely, a notice of nominations or other business to be brought before an annual meeting must be delivered not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year's annual meeting or, if the date of the annual meeting is either more than 30 days before or more than 60 days after such anniversary, or if no proxy statement was delivered to stockholders in connection with the preceding year's annual meeting, such notice must be delivered not earlier than 90 days prior to such annual meeting and not later than the later of 60 days prior to the annual meeting or 10 days following the date on which public announcement of the date of such annual meeting is first made by the Company. With respect to special meetings, notice must generally be delivered not more than 90 days prior to such meeting and not later than the later of 60 days prior to such meeting or 10 days following the day on which public announcement of such meeting is first made by the Company. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting.

     The Company's Second Amended and Restated Certificate of Incorporation authorizes the Board of Directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. Such factors may include: (i) the interests of the Company's stockholders, including the possibility that these interests might be best served by the continued independence of the Company; (ii) whether the proposed transaction might violate Federal or state laws; (iii) the consideration being offered in the proposed transaction in relation to the then current market price for the outstanding capital stock of the Company, as well as in relation to the market price for the capital stock of the Company over a period of years, the estimated price that might be achieved in a negotiated sale of the Company as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Company's financial condition and future prospects; and (iv) the social, legal and economic effects upon employees, suppliers, customers, creditors and others having similar relationships with the Company, upon the communities in which the Company conducts its business and upon the economy of the state, region and nation. The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

     The Company's Second Amended and Restated Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders and not by written consent, and that special meetings may be called only by the Chairman of the Board of Directors, a majority of the Board of Directors, or the President of the Company. These provisions could have the effect of delaying until the next annual stockholder's meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholder's meeting, and not by written consent.

     The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or By-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Second Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of the Company to amend or repeal certain charter provisions and to reduce the number of authorized shares of Common Stock and Preferred Stock. Such 75% vote is also required to amend or repeal certain By-law provisions. The By-laws may be amended or repealed by a majority vote of the Board of Directors or the holders of a majority of the shares of the Company's voting stock. Such 75% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any Preferred Stock that might be outstanding at the time any such amendments are submitted to stockholders. The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Second Amended and Restated Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under Federal securities laws. The Company's Second Amended and Restated Certificate of Incorporation also contains provisions requiring the Company to indemnify the directors and officers of the Company to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Boston EquiServ, a Bank of Boston State Street service company.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon the closing of this offering, the Company will have 7,201,883 shares of Common Stock outstanding. Of these shares, the 2,200,000 shares sold in this offering will be freely tradable without restriction or further registration under the Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.


SALES OF RESTRICTED SHARES


     The remaining 5,001,883 shares of Common Stock are deemed "Restricted Shares" under Rule 144. Of the Restricted Shares, 640,000 shares may be eligible for sale in the public market in accordance with Rule 144(k) under the Act immediately following the Effective Date; all of these shares are subject to the 180-day lock-up agreements described below (the "Lock-up Agreements"). An additional 3,360,000 Restricted Shares will become eligible for sale in the public market in accordance with Rule 144 under the Act beginning 90 days after the Effective Date. Of these shares, all but 4,911 are subject to Lock-up Agreements. The remaining 1,001,883 outstanding Restricted Shares will not be eligible for sale under Rule 144 until the expiration of a two-year holding period from the date of their acquisition, and may be resold in the public market only in compliance with the registration requirements of the Act or pursuant to a valid exemption therefrom. In addition, certain securityholders have the right to have their Restricted Shares registered by the Company under the Act. See "Description of Capital Stock -- Registration Rights."



     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Shares for at least two years is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of
(i) one percent of the then outstanding shares of Common Stock (approximately 72,019 shares immediately after this offering) or (ii) the average weekly trading volume of the Common Stock in the Nasdaq National Market during the four calendar weeks preceding the date on which notice of such sale is filed. In addition, under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least three years may resell such shares without compliance with the foregoing requirements. In meeting the two- and three-year holding periods described above, a holder of Restricted Shares can include the holding periods of a prior owner who was not an Affiliate. The Securities and Exchange Commission has proposed an amendment to Rule 144 which would reduce the holding period required for shares subject to Rule 144 to be come eligible for sale in the public market from two years to one year and from three years to two years in the case of Rule 144(k).


     Rule 701 under the Act provides that the shares of Common Stock acquired on the exercise of currently outstanding options may be resold by persons, other than Affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144 without compliance with its two-year minimum holding period, subject to certain limitations.

OPTIONS


     As of November 15, 1996, options to purchase a total of 740,505 shares of Common Stock were outstanding. Of the shares issuable pursuant to such options, 652,592 are subject to Lock-up Agreements.


     The Company intends to file one or more registration statements on Form S-8 under the Act to register all shares of Common Stock subject to outstanding stock options and Common Stock issuable pursuant to the Company's stock option and purchase plans that do not qualify for an exemption under Rule 701 from the registration requirements of the Act. The Company expects to file these registration statements 90 days following the closing of this offering, and such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the Lock-up Agreements, to the extent applicable.

LOCK-UP AGREEMENTS


     All executive officers and directors of the Company and certain stockholders, who in the aggregate hold 4,996,972 shares of Common Stock, and holders of options to purchase 652,592 shares of Common Stock, have agreed, pursuant to the Lock-up Agreements, that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, grant of any option to purchase or any other sale or disposition) any shares of Common Stock or other capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or other capital stock of the Company for a period of 180 days after the date of this Prospectus without the prior written consent of Merrill Lynch.


REGISTRATION RIGHTS

     At the completion of this offering, certain stockholders of the Company will be entitled to require the Company to register under the Act up to a total of 992,061 shares of outstanding Common Stock. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING

     Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Montgomery Securities and Oppenheimer & Co., Inc. are acting as the representatives (the "Representatives"), has severally agreed to purchase from the Company, the aggregate number of shares of Common Stock set forth opposite its name below. The Underwriters are committed to purchase all of such shares if any are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased as set forth in the Purchase Agreement.

                                                                                  NUMBER OF
            UNDERWRITERS                                                           SHARES
            ------------                                                          ---------
Merrill Lynch, Pierce Fenner & Smith Incorporated...............................
Montgomery Securities...........................................................
Oppenheimer & Co., Inc. ........................................................




                                                                                  ---------
     Total......................................................................  2,200,000
                                                                                  =========

     Prior to the offering, there has been no public market for the shares of Common Stock. The initial public offering price will be determined through negotiations among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to the prevailing market conditions, are price-earnings ratios of publicly-traded companies that the Representatives believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, the prospects for and timing of future revenue of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the offering at or above the initial public offering price.

     The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $ per share on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company and the Selling Stockholders have granted the Underwriters options, exercisable for 30 days after the date hereof, to purchase up to 330,000 additional shares of Common Stock to cover over-allotments, if any, at the initial public offering price, less the underwriting discount. If the Underwriters exercise these options, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it in the foregoing table is of the 2,200,000 shares of Common Stock offered hereby. See "Principal and Selling Stockholders".

     The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company and all of the Company's stockholders have agreed, subject to certain exceptions, not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Common Stock or securities convertible into or exercisable for Common Stock, without the prior written consent of Merrill Lynch, for a period of 180 days after the date of this Prospectus. Notwithstanding the foregoing, the Company may, without the consent of Merrill Lynch, offer, issue or sell, or otherwise dispose of shares of Common Stock or other securities (i) pursuant to the Purchase Agreement, (ii) pursuant to reservations, agreements, or employee or director benefit plans described or referred to in this Prospectus or (iii) pursuant to the exercise of options referred to in this Prospectus.

     The Underwriters do not intend to confirm sales of Common Stock offered hereby to any accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Hale and Dorr, Washington, D.C.

                                    EXPERTS

     The consolidated financial statements as of April 30, 1995 and 1996 and for each of the three years in the period ended April 30, 1996 included in this Prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (including all amendments and exhibits thereto, the "Registration Statement") under the Act, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith as a part thereof. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain of its Regional Offices located at 7 World Trade Center, 13th Floor, New York, NY 10048 and 500 West Madison Street, Chicago, IL 60661. Copies of all or any part thereof may be obtained from the Commission, 450 Fifth Street, Washington, D.C. 20549 upon payment of the prescribed fees. The Commission maintains a World Wide Web site at http://www.sec.gov from which information concerning registrants may be obtained.


     The Company intends to furnish to its stockholders annual reports containing financial statements audited by an independent accounting firm and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                VERSATILITY INC.


                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................  F-2
Consolidated Balance Sheets at April 30, 1995 and 1996 and unaudited at October 31,
  1996................................................................................  F-3
Consolidated Statements of Operations for the years ended April 30, 1994, 1995 and
  1996 and the unaudited six months ended October 31, 1995 and 1996...................  F-5
Consolidated Statements of Cash Flows for the years ended April 30, 1994, 1995 and
  1996 and the unaudited six months ended October 31, 1995 and 1996...................  F-6
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the years ended April 30, 1994, 1995 and 1996 and the unaudited six months ended October 31,
  1996................................................................................  F-7
Notes to Consolidated Financial Statements............................................  F-8

                          INDEPENDENT AUDITORS' REPORT

Board of Directors of Versatility Inc.:

     We have audited the accompanying consolidated balance sheets of Versatility Inc., and subsidiaries (the "Company") as of April 30, 1995 and 1996, and the related consolidated statements of operations, of changes in stockholders' equity (deficit), and of cash flows for the years ended April 30, 1994, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Versatility Inc. and subsidiaries at April 30, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 1996 in conformity with generally accepted accounting principles.


Washington, DC


June 21, 1996, except for Note 13 paragraphs 1 through 5


  as to which the date is October 3, 1996 and


  Note 13 paragraphs 6 through 8 as to which


  the date is October 31, 1996

                       VERSATILITY INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                   APRIL 30,                  OCTOBER 31, 1996
                                           --------------------------    --------------------------
                                              1995           1996          ACTUAL        PRO FORMA
                                           -----------    -----------    -----------    -----------
                                                                                (UNAUDITED)
                                              ASSETS
Current assets:
     Cash and cash equivalents (Note
       1)................................  $ 1,414,205    $ 2,280,273    $ 1,983,026    $ 1,983,026
     Accounts receivable -- (net of
       allowance for doubtful accounts of
       $70,354, $157,874 and $191,262 --
       unaudited)........................    1,423,094      5,707,724      8,161,046      8,161,046
     Prepaid expenses....................       24,956        642,045      1,100,648      1,100,648
     Inventory (Note 1)..................        7,356             --         15,997         15,997
     Note receivable (Note 13)...........           --             --        519,305        519,305
     Deferred income taxes (Note 10).....           --        130,238        130,238        130,238
                                           -----------    -----------    -----------    -----------
          Total current assets...........    2,869,611      8,760,280     11,910,260     11,910,260
                                           -----------    -----------    -----------    -----------
Other assets:
     Related party receivables (Note
       3)................................      114,016         80,000         89,165         89,165
     Deposits............................       77,531        157,835        158,347        158,347
     Investments (Note 3)................        4,126          3,137             --             --
     Assets held for sale................           --         76,004        101,646        101,646
     Capitalized software, net of
       accumulated amortization of
       $165,805 for 1995
       (Note 1)..........................      829,026             --             --             --
     Purchased software, net of
       accumulated amortization of $0,
       $11,500 and $23,000
       -- unaudited(Note 1)..............           --        103,500         92,000         92,000
                                           -----------    -----------    -----------    -----------
          Total other assets.............    1,024,699        420,476        441,158        441,158
                                           -----------    -----------    -----------    -----------
Property and equipment (Note 1):
     Computers...........................      809,845        893,674      1,042,364      1,042,364
     Office furniture and equipment......      575,000        637,559        664,413        664,413
     Leasehold improvements..............      180,347        181,485        187,051        187,051
     Capital leases......................      113,278        160,822        425,219        425,219
                                           -----------    -----------    -----------    -----------
                                             1,678,470      1,873,540      2,319,047      2,319,047
     Less: Accumulated depreciation and
       amortization......................   (1,285,168)    (1,423,234)    (1,521,248)    (1,521,248)
                                           -----------    -----------    -----------    -----------
          Net property and equipment.....      393,302        450,306        797,799        797,799
                                           -----------    -----------    -----------    -----------
Total....................................  $ 4,287,612    $ 9,631,062    $13,149,217    $13,149,217
                                           ===========    ===========    ===========    ===========


                See notes to consolidated financial statements.

                       VERSATILITY INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                       APRIL 30,              OCTOBER 31, 1996
                                                -----------------------   -------------------------
                                                   1995         1996        ACTUAL       PRO FORMA
                                                ----------   ----------   -----------   -----------
                                                                                 (UNAUDITED)
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable.......................... $  890,455   $  824,745   $ 1,163,105   $ 1,163,105
     Accrued liabilities (Note 4)..............    752,075    1,393,653     2,239,201     2,239,201
     Related party payables (Note 3)...........     86,218        3,443        78,079        78,079
     Income taxes payable (Note 10)............    448,767      356,503       237,878       237,878
     Capital lease payable (Note 6)............     22,976       30,848       109,674       109,674
     Current maturities of notes payable (Note
       5)......................................     35,250           --            --            --
     Line of credit (Notes 5 and 13)...........         --      800,772     1,972,736     1,972,736
     Deferred revenue (Note 1).................    188,106      284,700       798,380       798,380
                                                ----------   ----------   -----------   -----------
          Total current liabilities............  2,423,847    3,694,664     6,599,053     6,599,053
                                                ----------   ----------   -----------   -----------
Long-term liabilities:
     Capital lease payable, less current
       maturities (Note 6).....................     51,042       69,983       200,834       200,834
     Deferred rent (Note 1)....................    154,006      221,899       283,012       283,012
     Deferred income taxes (Note 10)...........    327,454      249,401       249,401       249,401
                                                ----------   ----------   -----------   -----------
          Total other liabilities..............    532,502      541,283       733,247       733,247
                                                ----------   ----------   -----------   -----------
Commitments and Contingencies (Notes 6 and 13)
Redeemable preferred stock
Series A redeemable convertible preferred
  stock, par value $.01 -- 992,061 shares
  authorized, issued and outstanding,
  liquidation preference -- $3.52784 per share
  (Note 7).....................................         --    3,561,293     3,737,293            --
Stockholders' equity (Note 8):
     Common stock, par value $.01 -- 20,000,000
       shares authorized, actual: 4,000,000
       shares issued and outstanding; pro
       forma: 4,992,061 shares issued and
       outstanding
       (Notes 1 and 8).........................     40,000       40,000        40,000        49,921
     Additional paid-in capital................         --           --            --     3,727,372
     Foreign currency translation adjustments
       (Note 1)................................         --      (66,311)      (62,680)      (62,680)
     Retained earnings.........................  1,291,263    1,860,133     2,102,304     2,102,304
                                                ----------   ----------   -----------   -----------
          Stockholders' equity.................  1,331,263    1,833,822     2,079,624     5,816,917
                                                ----------   ----------   -----------   -----------
Total.......................................... $4,287,612   $9,631,062   $13,149,217   $13,149,217
                                                 =========    =========    ==========    ==========


                See notes to consolidated financial statements.

                       VERSATILITY INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                           SIX MONTHS ENDED
                                                      YEAR ENDED APRIL 30,                   OCTOBER 31,
                                              -------------------------------------    ------------------------
                                                 1994         1995         1996           1995         1996
                                              ----------   ----------   -----------    ----------   -----------
                                                                                       (UNAUDITED)
Revenue:
    License revenue (Note 1)................  $5,392,891   $8,045,345   $10,345,323    $3,615,602   $ 7,548,410
    Service and maintenance revenue (Note
      1)....................................   2,987,444    3,439,806     6,189,949     3,034,914     3,923,094
                                              ----------   ----------   -----------    ----------    ----------
         Total revenue......................   8,380,335   11,485,151    16,535,272     6,650,516    11,471,504
Cost of revenue:
    License revenue.........................   1,923,777    1,493,194       573,329       242,734       409,476
    Service and maintenance revenue.........   2,056,524    2,384,946     4,266,984     1,763,147     2,471,013
                                              ----------   ----------   -----------    ----------    ----------
         Total cost of revenue..............   3,980,301    3,878,140     4,840,313     2,005,881     2,880,489
                                              ----------   ----------   -----------    ----------    ----------
Gross margin................................   4,400,034    7,607,011    11,694,959     4,644,635     8,591,015
Operating expenses:
    Selling, general and administrative.....   3,716,966    4,550,182     7,769,751     2,936,407     6,592,245
    Research and development................     389,154      710,828     2,073,797       956,978     1,279,965
    Depreciation and amortization...........     133,444      365,490       161,346        67,322       107,083
    Write off of capitalized software.......          --           --       829,026       829,026            --
                                              ----------   ----------   -----------    ----------    ----------
         Total operating expenses...........   4,239,564    5,626,500    10,833,920     4,789,733     7,979,293
                                              ----------   ----------   -----------    ----------    ----------
Income (loss) from operations...............     160,470    1,980,511       861,039      (145,098)      611,722
Interest income (expense), net (Note 12)....     (19,259)      (8,977)        3,140        13,212       (12,551)
                                              ----------   ----------   -----------    ----------    ----------
Income (loss) before provision (benefit) for
  income taxes..............................     141,211    1,971,534       864,179      (131,886)      599,171
Provision (benefit) for income taxes (Notes
  1 and 10).................................      31,087      714,947       207,309       (40,000)      181,000
                                              ----------   ----------   -----------    ----------    ----------
Net income (loss)...........................  $  110,124   $1,256,587   $   656,870    $  (91,886)  $   418,171
                                              ==========   ==========   ===========    ==========    ==========
Pro forma net income (loss) per share.......                            $      0.12    $    (0.02)  $      0.07
                                                                        ===========    ==========    ==========
Pro forma weighted average common and common
  equivalent shares outstanding.............                              5,603,205     5,603,205     5,603,205
                                                                        ===========    ==========    ==========


                See notes to consolidated financial statements.

                       VERSATILITY INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                       SIX MONTHS ENDED
                                                                   YEAR ENDED APRIL 30,                   OCTOBER 31,
                                                           ------------------------------------     -----------------------
                                                             1994         1995         1996            1995         1996
                                                           ---------   ----------   -----------     ----------   ----------
                                                                                                          (UNAUDITED)
Cash flows from operating activities:
    Net income (loss)....................................  $ 110,124   $1,256,587   $   656,870     $  (91,886)  $  418,171
    Adjustments to reconcile net income (loss) to net
      cash provided by operating activities:
        Depreciation.....................................    133,444      199,685       149,846         67,322       95,583
        Amortization.....................................         --      165,805        11,500             --       11,500
        Loss (gain) on equity investment.................       (107)        (122)          989             --            6
        Deferred income taxes............................   (100,800)     288,719      (208,291)      (316,230)          --
        Write-off of capitalized software................         --           --       829,026        829,026           --
        Changes in assets and liabilities:
            Accounts receivable..........................    936,409     (414,912)   (4,284,630)    (1,615,759)  (2,453,322)
            Income taxes receivable......................    207,419           --            --             --           --
            Prepaid expenses.............................     (5,772)      (8,156)     (617,089)      (476,684)    (458,603)
            Inventory....................................     36,260           --         7,356             --      (15,997)
            Related party receivables....................    (13,584)       3,143        34,016        (51,053)      (9,165)
            Deposits.....................................      6,573      (52,184)      (80,304)       (35,414)        (512)
            Accounts payable.............................   (867,102)     170,482       (65,710)       184,572      338,360
            Accrued liabilities..........................     68,783      319,481       641,578       (113,677)     845,548
            Related party payables.......................    (48,242)       4,460       (82,775)        44,400       74,636
            Income taxes payable.........................    131,887      308,580       (92,264)      (145,346)    (118,625)
            Deferred rent................................    (61,416)      20,938        67,893         21,746       61,113
            Deferred revenue.............................    (40,020)     (53,740)       96,594         16,198      513,680
                                                           ---------   -----------  -----------     -----------  ----------
                Net cash (used in) provided by operating
                  activities.............................    493,856    2,208,766    (2,935,395)    (1,682,785)    (697,627)
                                                           ---------   -----------  -----------     -----------  ----------
Cash flows from investing activities:
    Purchase of property and equipment and assets held
      for sale...........................................    (79,949)    (155,734)     (235,310)      (104,225)    (239,777)
    Software development costs...........................   (251,435)    (743,396)           --             --           --
    Purchased software...................................         --           --      (115,000)       (55,000)          --
    Related party note receivable........................         --           --            --             --     (516,174)
                                                           ---------   -----------  -----------     -----------  ----------
                Net cash used in investing activities....   (331,384)    (899,130)     (350,310)      (159,225)    (755,951)
                                                           ---------   -----------  -----------     -----------  ----------
Cash flows from financing activities:
    Borrowings under line of credit......................         --           --       800,772        500,000    2,490,214
    Payments under line of credit........................         --           --            --             --   (1,318,250)
    Proceeds from sale of preferred stock, net...........         --           --     3,473,293             --           --
    Principal payments under note payable................    (55,090)     (65,453)      (35,250)       (31,691)          --
    Principal payments under capital leases..............    (23,008)     (22,432)      (20,731)       (11,957)     (19,264)
                                                           ---------   -----------  -----------     -----------  ----------
                Net cash provided by (used in) financing
                  activities.............................    (78,098)     (87,885)    4,218,084        456,352    1,152,700
                                                           ---------   -----------  -----------     -----------  ----------
Effect of exchange rate changes on cash..................         --           --       (66,311)       (28,547)       3,631
                                                           ---------   -----------  -----------     -----------  ----------
Net increase (decrease) in cash and cash equivalents.....     84,374    1,221,751       866,068     (1,414,205)    (297,247)
Cash and cash equivalents, beginning of period...........    108,080      192,454     1,414,205      1,414,205    2,280,273
                                                           ---------   -----------  -----------     -----------  ----------
Cash and cash equivalents, end of period.................  $ 192,454   $1,414,205   $ 2,280,273     $       --   $1,983,026
                                                           =========   ===========  ===========     ===========  ==========
Supplemental disclosures of cash flow information:
    Interest paid........................................  $  30,244   $   18,691   $    27,732     $    6,994   $   66,195
                                                           =========   ===========  ===========     ===========  ==========
    Income taxes paid....................................  $   8,300   $  114,309   $   506,490     $  350,800   $  303,635
                                                           =========   ===========  ===========     ===========  ==========


                See notes to consolidated financial statements.

                       VERSATILITY INC. AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)


                                               NUMBER OF                               FOREIGN
                                               SHARES OF               ADDITIONAL     CURRENCY       RETAINED
                                                COMMON      COMMON      PAID-IN      TRANSLATION     EARNINGS
                                                 STOCK       STOCK      CAPITAL      ADJUSTMENTS    (DEFICIT)       TOTAL
                                               ---------    -------    ----------    -----------    ----------    ----------
Balance, May 1, 1993.........................  4,000,000    $40,000    $       --     $      --     $  (75,448)   $  (35,448)
    Net income...............................                                                          110,124       110,124
                                               ---------    -------    ----------    -----------    ----------    ----------
Balance, April 30, 1994......................  4,000,000     40,000            --            --         34,676        74,676
    Net income...............................                                                        1,256,587     1,256,587
                                               ---------    -------    ----------    -----------    ----------    ----------
Balance, April 30, 1995......................  4,000,000     40,000            --            --      1,291,263     1,331,263
    Foreign currency translation
      adjustments............................                                           (66,311)                     (66,311)
    Accretion of dividends on redeemable
      preferred stock........................                                                          (88,000)      (88,000)
    Net income...............................                                                          656,870       656,870
                                               ---------    -------    ----------    -----------    ----------    ----------
Balance, April 30, 1996......................  4,000,000     40,000            --       (66,311)     1,860,133     1,833,822
    Foreign currency translation adjustments
      (unaudited)............................                                             3,631                        3,631
    Accretion of dividends on redeemable
      preferred stock (unaudited)............                                                         (176,000)     (176,000)
    Net income (unaudited)...................                                                          418,171       418,171
                                               ---------    -------    ----------    -----------    ----------    ----------
Balance, October 31, 1996 (unaudited)........  4,000,000    $40,000    $       --     $ (62,680)    $2,102,304    $2,079,624
                                               ---------    -------    ----------    -----------    ----------    ----------
Pro Forma Balance, October 31, 1996
  (unaudited)................................  4,992,061    $49,921    $3,727,372     $ (62,680)    $2,102,304    $5,816,917
                                               ==========   ========    =========    ===========     =========     =========


                See notes to consolidated financial statements.

                       VERSATILITY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 YEARS ENDED APRIL 30, 1994, 1995 AND 1996 AND THE SIX MONTHS ENDED OCTOBER 31,
                           1995 AND 1996 (UNAUDITED)


     Versatility Inc. (the "Company") was incorporated as National Political Resources, Inc, in the District of Columbia in 1981 and merged into NPRI, Inc., a Virginia corporation, in July 1991. In January 1996, NPRI, Inc. reincorporated in Delaware. The Company changed its name to Versatility Inc. in June 1996.

     The Company is a provider of client/server customer interaction software that enables businesses to automate and enhance their telemarketing and teleselling capabilities. The Company's products include software applications, development and customization tools and optional software services. The Company also offers fee-based professional, consulting and maintenance services.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Principles of Consolidation - The financial statements include the results of Versatility Inc., and its wholly owned subsidiaries, NPRI Technologies, Ltd. and Versatility (UK) Limited. All significant intercompany accounts and transactions have been eliminated in consolidation. On April 30, 1996, NPRI Technologies, Ltd. was dissolved, and its operations were merged with Versatility Inc. The Company accounts for its investment in Serenity Real Property Limited Partnership using the equity method. (See Note 3)


     Cash and Cash Equivalents - For purposes of the Statements of Cash Flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company's investments consist of a money market account.

     Inventory - Inventory consists of miscellaneous hardware and is stated at the lower of cost or market, on a first-in, first-out basis.


     Capitalized Software - During the course of the development of the Versatility Series software, the Company capitalized its development costs in compliance with Statement of Financial Accounting Standards No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." The amount of software capitalized totaled $995,000 and, beginning in November 1994, was amortized over three years on a straight-line basis. In connection with two major implementations of the Versatility Series product in July 1995, the Company decided to add features and functions to the product that were substantially different than those included in the software as originally capitalized. Management determined that these features and functions substantially altered the content of the product, effectively eliminating any remaining useful life of the capitalized asset. Accordingly, the Company wrote off the remaining asset of $829,000 in the first quarter of fiscal 1996.


     Purchased Software - Purchased software is amortized on a straight-line basis over the shorter of five years or the useful life of the asset.

     Property and Equipment - Property and equipment are stated at cost. Depreciation on property and equipment, including amortization on capital leases, is computed on a straight-line basis over the estimated useful lives of the assets, ranging from three to ten years. The leasehold improvements are depreciated over the shorter of the useful life of the assets or the term of the related lease. Repairs and maintenance are charged to operations as incurred. Major improvements and betterments are capitalized.

     Deferred Rent - Deferred rent represents the effects of certain rent concessions that are amortized over the life of the lease on a straight-line basis.

     Recapitalization - In conjunction with the issuance of the Series A redeemable convertible preferred stock (the "Series A Preferred Stock") (See
Note 7), the Company declared, on January 24, 1996, a 4,000 for 1 stock split on its common stock, and changed the par value from $1.00 to $.01. The shares outstanding have been restated to give effect to the stock split.

     Redeemable Preferred Stock - The Company accretes the increase in the redemption value of its Series A Preferred Stock through a charge to retained earnings. (See Notes 7 and 13)

                       VERSATILITY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 YEARS ENDED APRIL 30, 1994, 1995 AND 1996 AND THE SIX MONTHS ENDED OCTOBER 31,
                    1995 AND 1996 (UNAUDITED) -- (CONTINUED)


     Currency Translation - Assets and liabilities of the Company's foreign operations are translated into U.S. dollars at the exchange rate in effect at the balance sheet date and revenues and expenses are translated at average rates in effect during the period. The unrealized currency translation adjustment is reflected as a separate component of stockholders' equity on the balance sheet.

     Revenue Recognition - The Company's revenue is derived principally from two sources: (i) product license fees for the use of the Company's software products and (ii) service fees for implementation, maintenance, consulting and training related to the Company's software products. The Company's contracts with its customer often involve significant customization and installation obligations. In these situations, license revenue is recognized based on the percentage of completion method which is based on achievement of certain milestones. When the Company is under no obligation to install or customize the software, license revenue is recognized upon shipment. Service revenue for implementation, consulting services and training is generally recognized as the services are performed. Revenue from maintenance services is recognized ratably over the term of the service agreement.


     Revenue from hardware sales relating to the implementation of the Company's VAX/VMS application are included in license revenue. These hardware sales were $1.9 million and $1.4 million for the years ended April 30, 1994 and 1995, respectively. Hardware sales for the year ended April 30, 1996 and the six months ended October 31, 1996 were insignificant.


     Income Taxes - The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires, among other things, using the liability method of computing deferred income taxes.

     Pro Forma Net Income (Loss) Per Share - Pro forma net income (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of redeemable convertible preferred stock (using the as if converted method) and stock options (using the treasury stock method). Common equivalent shares are excluded from the computation if their effect is antidilutive except that (i) pursuant to the Securities and Exchange Commission Staff Accounting Bulletins and staff policy, such computations include all common and common equivalent shares issued within the 12 months preceding the filing date as if they were outstanding for all periods presented (using the treasury stock method and the anticipated public offering price) and (ii) redeemable convertible preferred stock outstanding during the period is included (using the as converted method) in the computation as common equivalent shares even when the effect is antidilutive. Historical earnings per share prior to fiscal 1996 have not been presented since such amounts are not deemed meaningful due to the significant change in the Company's capital structure that will occur in connection with the proposed offering.


     Non-cash Transactions - The Company acquired $113,278, $47,544 and $228,941 (unaudited) of equipment through capital leases during fiscal 1994 and 1996 and the six months ended October 31, 1996, respectively.



     Concentration of Credit Risk - Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of accounts receivable. In fiscal 1996, two customers accounted for 25.7% and 22.2% of the Company's total revenue, respectively, and in the first half of fiscal 1997, two customers accounted for 24.9% and 18.7%, respectively, of the Company's total revenue. As of April 30, 1996, 44.3% of accounts receivable was concentrated with one customer. The Company has subsequently collected all of these accounts receivable from this customer. The Company generally does not require collateral on accounts receivable as the majority of the Company's customers are large, well established companies. The Company provides reserves for credit losses and such losses have been insignificant.


     Stock Based Compensation - The Company grants stock options for a fixed number of shares to employees with an exercise price not less than the estimated fair value of the shares as determined by the

                       VERSATILITY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 YEARS ENDED APRIL 30, 1994, 1995 AND 1996 AND THE SIX MONTHS ENDED OCTOBER 31,
                    1995 AND 1996 (UNAUDITED) -- (CONTINUED)


Board of Directors at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees", and, accordingly, recognizes compensation expense for stock option grants only when the exercise price is less than the fair value of the shares at the date of grant.

     In October 1995, the FASB issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation," (SFAS 123) which provides an alternative to APB Opinion No. 25 in accounting for stock-based compensation issued to employees. As permitted by SFAS 123, the Company plans to continue to account for stock-based compensation in accordance with APB Opinion No. 25. The Company will present in its annual financial statements the additional disclosures required by SFAS 123.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.


     Unaudited Interim Financial Data - The unaudited interim financial statements for the six months ended October 31, 1995 and 1996 have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles. The data disclosed in the notes to the consolidated financial statements for these periods are unaudited. The Company believes the results of operations for the interim periods are not necessarily indicative of the results to be expected for any future period.


2.  BUSINESS ACQUISITION


     Versatility (UK) Limited was acquired by the Company during December 1995. The shareholders of the Company were the same shareholders of Versatility (UK) Limited, with proportionate ownership in both companies being the same. The acquisition was completed by exchanging 2,000,000 shares of common stock of the Company for all of the outstanding capital stock of Versatility (UK) Limited. The shares of Versatility (UK) Limited were subsequently retired. The business combination has been treated as an exchange between companies under common control, which is accounted for in a manner similar to a pooling of interests. Accordingly, the consolidated financial statements for all periods prior to the combination have been restated to reflect the combined operations. Intercompany transactions have been eliminated.


     The following is a reconciliation of revenue and earnings previously reported by the Company for the year ended April 30, 1995 with the combined amounts currently presented in the financial statements for that year:


                                                   VERSATILITY (UK)   INTERCOMPANY    CONSOLIDATED
                                       COMPANY         LIMITED          ROYALTIES        AMOUNTS
                                     -----------   ----------------   -------------   -------------
Net sales..........................  $10,516,837      $1,801,964        ($833,650)     $11,485,151
Income from operations.............      951,896       1,028,615               --        1,980,511


     Included in consolidated results of operations for the year ended April 30, 1996 are the following results of the previously separate companies for the period of May 1, 1995 to December 31, 1995:


                                                   VERSATILITY (UK)   INTERCOMPANY    CONSOLIDATED
                                       COMPANY         LIMITED          ROYALTIES        AMOUNTS
                                      ----------   ----------------   -------------   -------------
Net sales...........................  $6,688,983      $2,530,343        ($571,361)     $ 8,647,965
Income from operations..............    191,137          344,775               --          535,912

                       VERSATILITY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 YEARS ENDED APRIL 30, 1994, 1995 AND 1996 AND THE SIX MONTHS ENDED OCTOBER 31,
                    1995 AND 1996 (UNAUDITED) -- (CONTINUED)


3.  RELATED PARTY TRANSACTIONS


     Related Party Receivables - The Company has the following receivables from related parties or affiliated entities at April 30, 1995 and 1996 and October 31, 1996 as follows:



                                                           APRIL 30,
                                                      --------------------     OCTOBER 31,
                                                        1995        1996          1996
                                                      --------     -------     -----------
                                                                               (UNAUDITED)
     Stockholder loans............................    $109,170     $65,544       $78,290
     Other........................................       4,846      14,456        10,875
                                                      --------     -------     -----------
                                                      $114,016     $80,000       $89,165
                                                      ========     =======     ===========


     The stockholder loans accrue interest at the prime rate. The loans and any interest accrued thereunder may be offset against accrued bonuses. Included in accounts receivable is approximately $29,000 and $37,000 of accrued interest relating to these loans for fiscal 1995 and 1996, respectively.


     The Company leases office space from Serenity Real Properties Limited Partnership (the "Partnership"). The limited partners are stockholders in the Company and the Company is the general partner. (See Notes 6 and 13)


     As general partner, the Company holds a 1% interest and is allocated 1% of the net income or loss of the Partnership. The Company would be responsible for all of the losses to the extent that the Partnership's liabilities exceed its assets. As of April 30, 1996, the Partnership's unaudited financial position was as follows:

                                                                               UNAUDITED
                                                                               ----------
     Current assets (including $3,443 receivable from the
       Company)...................................................              $173,818
     Land, buildings, equipment and intangibles...................               762,056
                                                                               ----------
     Total assets.................................................              $935,874
                                                                               ==========
     Mortgage payable.............................................              $622,217
     Partners' capital............................................               313,657
                                                                               ----------
     Total liabilities and partners' capital......................              $935,874
                                                                               ==========

     As general partner, the Company is contingently liable for the liabilities of the Partnership should the Partnership not be able to satisfy its obligations on a timely basis. Additionally, the Company is contingently liable for the mortgage note payable as guarantor.

     The Partnership's annual rental income is $120,000, all of which is derived from the Company. An equal amount has been expensed by the Company.

4.  ACCRUED LIABILITIES


     Accrued liabilities consisted of the following as of April 30, 1995 and 1996 and October 31, 1996:



                                                                APRIL 30,          OCTOBER
                                                          ---------------------      31,
                                                            1995        1996         1996
                                                          --------   ----------   ----------
                                                                                  (UNAUDITED)
     Accrued commissions and salaries...................  $244,837   $  335,395   $  611,715
     Accrued bonuses....................................   207,113      461,586      417,413
     Accrued payroll taxes and withholdings.............   173,279      341,397      459,144
     Accrued vacation...................................    86,388      203,219      322,257
     Other..............................................    40,458       52,056      428,672
                                                          --------   ----------   ----------
                                                          $752,075   $1,393,653   $2,239,201
                                                          ========    =========    =========

                       VERSATILITY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 YEARS ENDED APRIL 30, 1994, 1995 AND 1996 AND THE SIX MONTHS ENDED OCTOBER 31,
                    1995 AND 1996 (UNAUDITED) -- (CONTINUED)


5.  LINE OF CREDIT

     In June 1995, the Company obtained a $1.0 million line of credit from a bank for financing accounts receivable and working capital. The line of credit is collateralized with a first priority security interest in all accounts receivable. The line expires on August 31, 1996. Amounts outstanding under the line plus accrued interest at April 30, 1996 were $800,772. The weighted average interest rate for fiscal 1996 was 9.1%. The line of credit has various covenants, including limitations on disposition of assets. The Company also must maintain certain financial ratios. The Company's loan agreement prohibits the payment of cash dividends. On August 28, 1996, the Company obtained a new line of credit. (See Note 13)

     At April 30, 1995, the Company had a note payable of $35,250. The note was paid in full in December 1995.

6.  COMMITMENTS


     Operating Leases -- Versatility is committed on a lease for office space in Alexandria, Virginia, through Apri1 30, 1997, at an annual rate of $120,000 to the Partnership. (See Notes 3 and 13)


     The Company leases office space, equipment and automobiles under noncancelable operating leases expiring through 2004. The leases for office space have abatements that range from two to six months and scheduled annual rent escalations of approximately 3%. None of the equipment or automobile agreements contain unusual renewal or purchase options. Total rent expense for the years ended April 30, 1994, 1995 and 1996 was $390,049, $514,963 and
$876,093, respectively.

     As of April 30, 1996, future minimum lease payments for the operating leases are as follows:

                            YEARS ENDING APRIL 30,
          -----------------------------------------------------------
               1997..................................................     $1,138,480
               1998..................................................      1,067,062
               1999..................................................        986,789
               2000..................................................        928,834
               2001..................................................        851,401
               Thereafter............................................      2,767,986
                                                                          ----------
               Total.................................................     $7,740,552
                                                                           =========

     Capital Leases -- The Company is obligated under capital leases for various office equipment. As of April 30, 1996, future minimum lease payments for the capital leases are as follows:

                             YEARS ENDING APRIL 30,
          ------------------------------------------------------------
               1997...................................................     $ 45,156
               1998...................................................       45,156
               1999...................................................       14,500
               2000...................................................        9,504
               2001...................................................        7,920
                                                                           --------
               Total..................................................      122,236
               Less: Imputed interest at 12%..........................      (21,405)
                                                                           --------
               Present value of future minimum lease payments.........     $100,831
                                                                           ========

7.  REDEEMABLE CONVERTIBLE PREFERRED STOCK

     On January 24, 1996, the Company issued 992,061 shares of the Company's Series A Preferred Stock. Shares of Series A Preferred Stock have the same voting rights as common stock. The holders of the Series A

                       VERSATILITY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 YEARS ENDED APRIL 30, 1994, 1995 AND 1996 AND THE SIX MONTHS ENDED OCTOBER 31,
                    1995 AND 1996 (UNAUDITED) -- (CONTINUED)


Preferred Stock (the "Holders"), voting as a separate series, shall be entitled to elect two directors of the Company. If the Company incurs an Underperformance Event, as defined in the Series A Preferred Stock Agreement (the "Agreement"), the Holders shall be entitled to elect a majority of the directors of the Company. The Agreement also contains certain registration rights and affirmative and negative covenants.

     When and if declared by the Board of Directors, the Series A Preferred Stock accrues quarterly dividends for payment at the rate per annum of $0.352784 per share (the "Accruing Dividends"). Accruing Dividends accrue on the annual anniversary date of the initial purchase (January 24th), whether or not earned or declared, and shall be cumulative. Such dividend will be payable only (i) if, as and when determined by the Board of Directors; or (ii) upon the liquidation, dissolution or winding up of the Company; or (iii) upon redemption of the Series A Preferred Stock. Any accrued but unpaid Accrued Dividends on any shares of Series A Preferred Stock shall expire upon any conversion of such share of Series A Preferred Stock. No dividends may be paid on common stock unless the Series A Preferred Stock receives a dividend of an equal amount on a per share basis.

     Shares of the Series A Preferred Stock are convertible into common stock at the option of the holder. The conversion rate is one share of common stock for each share of Series A Preferred Stock. Each share of Series A Preferred Stock will automatically (and mandatorily) be converted into one share of common stock upon the closing of an underwritten public offering of shares of common stock in which (i) the aggregate price paid for such shares by the public shall be at least $15 million and (ii) the price paid by the public for such shares shall be at least $14.12 per share. The automatic conversion will result in an additional 992,061 shares of common stock. (See Note 13)

     At any time on or after January 16, 1999, with the approval of the holders of 66-2/3% of the then outstanding shares of Series A Preferred Stock, one or more Holders may require the Company to redeem 33-1/3% of the shares of the then outstanding shares of the Series A Preferred Stock. On or after the second anniversary date from the Original Redemption Date, as defined in the Agreement, the Holders may require the Company to redeem 50% of the shares of the then outstanding shares of the Series A Preferred Stock, and on or after the third anniversary date from the Original Redemption Date, the Holders may require the Company to redeem 100% of the shares of the then outstanding shares of the Series A Preferred Stock.

     Upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the Holders shall first be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series A Preferred Stock, to be paid an amount equal to $3.52784 per share plus, in the case of each share, an amount equal to all Accruing Dividends thereon (whether or not declared), or if insufficient funds exist, a pro rata share of assets available for distribution. (See Note 13)

8.  STOCKHOLDERS' EQUITY

     As of April 30, 1995, the Company had 5,000 shares of common stock authorized, 1,000 shares issued and outstanding, and no preferred stock authorized, issued or outstanding. In January 1996, a recapitalization of the Company was effected. A new corporation was formed, whereby 4,000 shares of Versatility Inc. common stock were issued for every one share previously outstanding. The total authorized shares of common stock were increased to 20,000,000 and 992,061 shares of Series A Preferred Stock were authorized. (See
Note 13)

9.  BENEFIT PLANS

     The Company has a savings and investment plan (the "Plan") which covers employees of the Company and that qualifies under section 401(k) of the Internal Revenue Code. All full-time employees who are at least 21 years old and have completed at least six months of service are eligible to participate. Under the terms of

                       VERSATILITY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 YEARS ENDED APRIL 30, 1994, 1995 AND 1996 AND THE SIX MONTHS ENDED OCTOBER 31,
                    1995 AND 1996 (UNAUDITED) -- (CONTINUED)


the Plan, employees may defer a portion of their salaries as employee contributions. A discretionary corporate contribution is determined annually. The Company has never made a contribution. Employee contributions are vested immediately; however, discretionary company contributions are 100% vested upon three years of service. The Company is not obligated under any other post retirement benefit plans.

     In April 1993, the Company adopted the Employee Special Incentive Plan (the "1993 Incentive Plan"). Under the Incentive Plan, employees who met the eligibility requirements were awarded deferred compensation units. On January 16, 1996, the Incentive Plan was terminated and the Company's 1995 Employee Stock Option Plan (the "1995 Employee Plan") and 1995 Incentive Stock Option Plan (the "1995 Incentive Plan") were adopted by the Company's Board of Directors and Stockholders. In connection with the adoption of the 1995 Employee Plan, the Company's Compensation Committee of the Board of Directors granted non-statutory options to purchase an aggregate of 228,758 shares of Common Stock to employees who had vested deferred compensation units pursuant to the terminated 1993 Incentive Plan. All such options became fully vested upon grant.

     1995 Employee Plan. The 1995 Employee Plan provides for the issuance of a maximum of 430,708 shares of Common Stock, less any shares issued under the 1995 Incentive Plan, pursuant to the grant of non-statutory stock options to employees, non-employees or consultants of the Company. Options granted under the 1995 Employee Plan are not transferable by the holder except by will or by the laws of descent and distribution. As of April 30, 1996, options to purchase 228,758 shares of Common Stock at a price of $0.80 per share were outstanding under the 1995 Employee Plan, and no such options had been exercised. (See Note
13)

     1995 Incentive Plan. The 1995 Incentive Plan provides for the issuance of a maximum of 430,708 shares of Common Stock, less any shares issued under the 1995 Employee Plan, pursuant to the grant to officers and employees of "incentive stock options" within the meaning of the Internal Revenue Code. Options granted under the 1995 Incentive Plan generally vest 20% on the date of grant and thereafter 20% on the anniversary of the date of the grant and are not transferable by the holder except by will or by the laws of descent and distribution. As of April 30, 1996, options to purchase 62,569 shares of Common Stock at a price of $0.80 per share were outstanding under the 1995 Incentive Plan and no such options had been exercised. (See Note 13)

     Options to purchase 320,000 shares of Common Stock were granted to an officer on January 17, 1996. These stock options vested immediately with an exercise price of $.80 per share, which was determined by the Board of Directors of the Company to be the fair market value.

10.  INCOME TAXES


     The provision for income taxes is computed based on pretax accounting income. Deferred income taxes include the tax effects of temporary differences between pretax accounting income and tax income. A deferred income tax liability has been recorded to reflect the temporary differences between the financial statements and the tax returns.

                       VERSATILITY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 YEARS ENDED APRIL 30, 1994, 1995 AND 1996 AND THE SIX MONTHS ENDED OCTOBER 31,
                    1995 AND 1996 (UNAUDITED) -- (CONTINUED)


     The provision for income taxes at April 30, 1994, 1995 and 1996 consist of the following:

                                                                1994        1995        1996
                                                              ---------   ---------   ---------
Current provision:
     Federal................................................  $  89,515   $ 335,267   $ 284,641
     Foreign................................................     24,887      51,518      78,520
     State..................................................     17,485      39,443      51,229
                                                              ---------   ---------   ---------
          Total current provision...........................    131,887     426,228     414,390
                                                              ---------   ---------   ---------
Deferred provision:
     Federal................................................    (85,332)    258,328    (175,496)
     Foreign................................................      1,200          --          --
     State..................................................    (16,668)     30,391     (31,585)
                                                              ---------   ---------   ---------
          Total deferred provision (benefit)................   (100,800)    288,719    (207,081)
                                                              ---------   ---------   ---------
Total provision for income taxes............................  $  31,087   $ 714,947   $ 207,309
                                                              =========   =========   =========

     The approximate tax effects of each type of temporary difference that gave rise to the Company's deferred tax assets and liabilities are as follows:

                                                                1994        1995        1996
                                                              ---------   ---------   ---------
Deferred tax assets:
     Vacation expense.......................................  $  19,147   $  19,125   $  70,309
     Accrued bonus expenses.................................      6,194      78,703          --
     Bad debt reserve.......................................     26,735      26,735      59,929
     Rent expense...........................................         --          --      84,233
     Net operating loss carryforward........................    125,782          --          --
     Other..................................................      9,036       2,202          --
                                                              ---------   ---------   ---------
     Total deferred tax assets..............................    186,894     126,765     214,471
     Valuation allowance....................................   (126,375)   (126,765)         --
                                                              ---------   ---------   ---------
     Net deferred tax assets................................  $  60,519   $      --   $ 214,471
                                                              =========   =========   =========
Deferred tax liabilities:
     Software costs.........................................  $  92,994   $ 315,030          --
     Accelerated depreciation and other.....................      6,260      12,424     333,634
                                                              ---------   ---------   ---------
     Total deferred tax liabilities.........................  $  99,254   $ 327,454   $ 333,634
                                                              =========   =========   =========

     The provision for income taxes differs from the amount computed by applying the statutory U.S. Federal income tax rate to income before taxes as a result of the following:

                                                               1994          1995         1996
                                                               -----         ----         -----
U.S. Federal statutory rate..................................   34.0%        34.0%         34.0%
State income taxes, net of Federal income tax benefit........    4.0          4.0           4.0
Impact of foreign earnings and taxes.........................    9.7         (1.0)         (1.7)
General business credits.....................................     --         (3.1)           --
Benefit from foreign sales corporation.......................     --           --         (13.4)
Net operating loss...........................................  (41.0)          --            --
Other........................................................   15.3          2.4           1.0
                                                               -----         ----         -----
Effective tax rate...........................................   22.0%        36.3%         23.9%
                                                               =====         ====         =====

                       VERSATILITY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 YEARS ENDED APRIL 30, 1994, 1995 AND 1996 AND THE SIX MONTHS ENDED OCTOBER 31,
                    1995 AND 1996 (UNAUDITED) -- (CONTINUED)


11.  BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION

     The Company operates in one industry segment, the development and marketing of computer software programs and related services. The Company markets its products worldwide and operations can be grouped into two main geographic areas. Pertinent financial data by major geographic area is summarized below.

                                                                  ELIMINATIONS AND
                                        UNITED         UNITED      OTHER CORPORATE
                                        STATES        KINGDOM         EXPENSES         CONSOLIDATED
                                      -----------    ----------   -----------------    -----------
    Years ending April 30, 1994:
         Revenue....................  $ 7,796,870    $1,574,375      $  (990,910)      $ 8,380,335
         Income from operations.....      451,711     1,088,823       (1,380,064)          160,470
         Identifiable assets........    1,843,156       216,833               --         2,059,989
    1995:
         Revenue....................  $10,516,837    $1,801,964      $  (833,650)      $11,485,151
         Income from operations.....    2,969,058     1,028,615       (2,017,162)        1,980,511
         Identifiable assets........    3,834,339       453,273               --         4,287,612
    1996:
         Revenue....................  $14,241,435    $2,991,493      $  (697,656)      $16,535,272
         Income from operations.....    5,250,464     1,060,603       (5,450,028)          861,039
         Identifiable assets........    9,518,498       112,564               --         9,631,062


     The Company charges a royalty to Versatility (UK) Limited for software sales of the Company's products sold by Versatility (UK) Limited. The royalty is intended to cover primarily software development expense and marketing expense. Versatility (UK) Limited reflects the royalty as a cost of revenue. For fiscal 1994, 1995 and 1996 the royalty was $990,910, $833,650 and $697,656, respectively. These amounts were eliminated in consolidation and are not reflected in the revenue and income from operations amounts above.


     Significant customers:

                                                                1994     1995     1996
                                                                ----     ----     ----
        Customer A............................................  --       --       25.7%
        Customer B............................................  --       --       22.2%
        Customer C............................................  --       17.7%    --
        Customer D............................................  13.0%    --       --


     Included in United States revenue is $68,654 and $3.8 million of export revenue for fiscal 1995 and 1996, respectively. For fiscal 1996, $2.1 million of export sales were generated in the United Kingdom, with the remaining sales in both fiscal 1995 and 1996 generated in Canada and Mexico. Included in United Kingdom revenue is $617,544 and $527,681 of export revenue for fiscal 1995 and 1996, respectively, which was generated in Western Europe, exclusive of the United Kingdom. Export revenue for fiscal 1994 was insignificant for both the United States and the United Kingdom.


12.  INTEREST INCOME (EXPENSE), NET


     Interest income (expense), net includes interest income of $10,985, $9,369, $66,643 and $28,108 (unaudited) in fiscal 1994, 1995 and 1996 and the six months ending October 31, 1996, respectively, and interest expense of $30,244, $18,346, $63,503, and $40,659 (unaudited) in fiscal 1994, 1995 and 1996 and the six months ending October 31, 1996, respectively.


13.  SUBSEQUENT EVENTS

  Line of Credit

     On August 28, 1996, the Company obtained a new $2.5 million operating line of credit from a bank for financing accounts receivable and working capital and a new $1.0 million equipment line of credit from the

                       VERSATILITY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 YEARS ENDED APRIL 30, 1994, 1995 AND 1996 AND THE SIX MONTHS ENDED OCTOBER 31,
                    1995 AND 1996 (UNAUDITED) -- (CONTINUED)



same bank to finance acquisition of property and equipment. These lines of credit expire on August 5, 1997 and are secured by all of the Company's assets. The operating and equipment lines of credit bear interest at the prime rate plus 0.5% and 1.0%, respectively. The lines of credit are collateralized with a first priority security interest in all assets. The lines of credit have various covenants, including limitations on disposition of assets. The Company also must maintain certain financial ratios and is prohibited from paying cash dividends. The amount outstanding under the operating line plus accrued interest at October 31, 1996 was $2.0 million. The amount borrowed under the equipment line was $228,941 at October 31, 1996 and is included with the capital lease payable.


  Stock Option Plans

     On September 30, 1996, the Board of Directors determined that no further options would be granted under the 1995 Employee Stock Option Plan and the 1995 Incentive Stock Option Plan. (See Note 9) In addition, the Board of Directors adopted the 1996 Stock Option Plan, which provides for the issuance of a maximum of 750,000 shares of common stock. On September 30, 1996, the Board of Directors granted options to purchase 139,000 shares of common stock with an exercise price of $10.50 per share, which was determined by the Board of Directors to be the fair market value. Options to purchase 124,000 shares of common stock become exercisable in cumulative annual increments of 20% each year, with the first 20% becoming exercisable upon the date of grant. Options for the remaining 15,000 shares become exercisable in cumulative quarterly increments of 1,250 shares, with 5,000 shares being immediately exercisable.

  1996 Employee Stock Purchase Plan

     On September 30, 1996, the Board of Directors adopted the 1996 Employee Stock Purchase Plan (the "1996 Purchase Plan"). The 1996 Purchase Plan will take effect upon the completion of the initial public offering and provides for the issuance of a maximum of 100,000 shares of common stock. The 1996 Purchase Plan will enable eligible employees to purchase common stock at 85% of the lower of the fair market value of the Company's common stock on the first day or the last day of each six-month purchase period.

  Preferred Stock


     On October 3, 1996, the Company filed an Amendment to its Amended and Restated Certificate of Incorporation, providing for the automatic conversion of all outstanding shares of Series A Preferred Stock into 992,061 shares of common stock upon the closing of an underwritten public offering of shares of common stock in which (i) the aggregate price paid for such shares by the public is at least $15.0 million and (ii) the per share price paid by the public for such shares is at least $11.00. On September 30, 1996, the Company's stockholders approved the Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), which will be filed immediately after the closing of the initial public offering. The Certificate of Incorporation will delete all references to the formerly designated Series A Preferred Stock. In addition, 2,000,000 shares of preferred stock will be authorized and the Board of Directors will have the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. (See Note 7)



  Legal Proceedings



     One of the Company's former VARs has filed a claim for arbitration against the Company asserting, among other things, that the Company misrepresented the functionality of its products and wrongfully terminated the VAR's reseller agreement, and claiming not less than $1.0 million in damages. The Company intends to vigorously defend this action and, based upon information currently available, believes that the action will not have a material impact on the Company. However, because the arbitration proceedings are at a preliminary stage and discovery has not yet begun, the Company cannot predict the ultimate outcome of this action and there can be no assurance that the Company will be successful in the arbitration proceedings.

                       VERSATILITY INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 YEARS ENDED APRIL 30, 1994, 1995 AND 1996 AND THE SIX MONTHS ENDED OCTOBER 31,
                    1995 AND 1996 (UNAUDITED) -- (CONTINUED)



  Sale of Partnership Interest and Termination of Lease



     Prior to October 31, 1996, the Company was the 1% general partner of Serenity Real Properties Limited Partnership (the "Partnership") of which Mr. Ronald R. Charnock, the Company's President and Chief Executive Officer, Mr. Marcus W. Heth, the Company's Senior Vice President, Technologies, and Mr. Keith
P. Roberts, the Company's Director of Product Development, were the limited partners holding the remaining 99% of the partnership interests (the "Limited Partners"). The Partnership is the owner of an office building in Alexandria, Virginia (the "Property"), which was the Company's headquarters until October 1994 and which was leased by the Company under a lease expiring in April 1997 and providing for monthly rental payments of $10,000. In addition, the Company had guaranteed a mortgage loan made by a commercial bank to the Partnership, which had an outstanding balance of $614,000 at September 30, 1996. This loan was also guaranteed by each of the Limited Partners and was secured by a mortgage on the Property.



     On October 31, 1996, the Company sold its general partnership interest in the Partnership, for consideration equal to its capital account of $3,131, to Serenity L.L.C., whose members are the Limited Partners. In connection with the sale of its general partnership interest in the Partnership, the Company made to the Partnership a loan of $519,000 evidenced by a Deed of Trust Note which bears interest at the same rate and is payable upon the earliest of (i) the sale of the Property, (ii) demand by the Company and (iii) October 31, 1997. The Deed of Trust Note is secured by a mortgage on the Property and is guaranteed by each of the Limited Partners. The Partnership used the proceeds of this loan to repay its loan from the bank and discharge its mortgage on the Property. In connection with these transactions, the Partnership agreed to the termination of its lease with the Company.



  Initial Public Offering



     The Company has filed with the Securities and Exchange Commission a Form S-1 relating to an initial public offering of 2,200,000 shares of common stock.

             ======================================================
             ------------------------------------------------------

  NO DEALER, SALESPERSON, OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS


                                            PAGE
                                            ----
Prospectus Summary..........................   3
Risk Factors................................   5
Use of Proceeds.............................  12
Dividend Policy.............................  12
Capitalization..............................  13
Dilution....................................  14
Selected Consolidated Financial Data........  15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................  16
Business....................................  24
Management..................................  37
Certain Transactions........................  42
Principal and Selling Stockholders..........  43
Description of Capital Stock................  45
Shares Eligible for Future Sale.............  48
Underwriting................................  50
Legal Matters...............................  51
Experts.....................................  51
Additional Information......................  51
Index to Consolidated Financial Statements.. F-1


                            ------------------------

  UNTIL           (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
             ======================================================

             ======================================================
             ------------------------------------------------------

                                2,200,000 SHARES

                            [VERSATILITY INC. LOGO]

                                  COMMON STOCK


                          ---------------------------

                                   PROSPECTUS

                          ---------------------------

                              MERRILL LYNCH & CO.
                             MONTGOMERY SECURITIES
                            OPPENHEIMER & CO., INC.

                                       , 1996

             ------------------------------------------------------
             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses (other than the underwriting discount) payable in connection with the sale of the Common Stock offered hereby are as follows:

     Registration fee......................................................  $ 11,500.00
     NASD filing fee.......................................................     4,295.00
     Nasdaq National Market listing fee....................................    36,305.00
     Printing and engraving expenses.......................................   150,000.00
     Legal fees and expenses...............................................   300,000.00
     Accounting fees and expenses..........................................   250,000.00
     Blue Sky fees and expenses (including legal fees).....................    20,000.00
     Transfer agent and registrar fees and expenses........................     4,000.00
     Miscellaneous.........................................................     3,900.00
                                                                             -----------
               Total.......................................................  $780,000.00
                                                                             -----------

     The Company will bear all expenses shown above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law and the Company's charter and by-laws provide for indemnification of the Company's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Company's charter and by-laws filed as Exhibits 3.2 and
3.3 hereto, respectively.

     The Purchase Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the form of Purchase Agreement filed as Exhibit 1.1 hereto.

     The Company intends to obtain directors and officers liability insurance for the benefit of its directors and certain of its officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since May 3, 1995, the Company has issued the following securities that were not registered under the Act:

     (a) Issuances of Capital Stock.


     In January 1996, the Company issued and sold an aggregate of 992,061 shares of its Series A Preferred Stock to two investors in a private financing for an aggregate of $3,499,832. Such shares will automatically convert into 992,061 shares of Common Stock upon the closing of this offering.


     In January 1996, the Company reincorporated in Delaware. In connection with the reincorporation, the stockholders of the Company's Virginia predecessor exchanged their shares of Common Stock for the same number of shares of Common Stock of the Company.

     (b) Certain Grants and Exercises of Stock Options.


     The Company has issued options to purchase an aggregate of 740,505 shares of Common Stock under the 1995 Employee Stock Option Plan, the 1995 Incentive Stock Option Plan and the 1996 Stock Plan, exercisable at a weighted average exercise price of $2.60 per share, and 9,822 shares have been issued upon the exercise of options.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A)  EXHIBITS:


EXHIBIT NO.                                    DESCRIPTION
-----------    ---------------------------------------------------------------------------
    *1.1       Form of Purchase Agreement
    *3.1       Amended and Restated Certificate of Incorporation of the Company, as
               amended
     3.2       Form of Second Amended and Restated Certificate of Incorporation of the
               Company (to be filed immediately after the closing of the offering)
     3.3       Amended and Restated By-laws of the Company
    *4.1       Specimen certificate representing the Common Stock
     4.2       Registration Rights Agreement between the Company and certain securityholders, dated as of January 24, 1996
    *5.1       Opinion of Testa, Hurwitz & Thibeault, LLP
    10.1       1995 Employee Stock Option Plan
    10.2       1995 Incentive Stock Option Plan
    10.3       1996 Employee Stock Purchase Plan
    10.4       1996 Stock Option Plan
    10.5       Lease Agreement between the State of California Public Employees'
               Retirement System and the Company dated July 10, 1994, as amended
    10.6       Loan and Security Agreement between the Company and Silicon Valley Bank, dated as of August 28, 1996
   *10.7       Deed of Trust Note dated as of October 31, 1996 issued by Serenity Real
               Properties Limited Partnership to the Company
   *11.1       Computation of Earnings Per Share
   *21.1       Subsidiaries
   *23.1       Consent of Deloitte & Touche LLP
   *23.3       Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1)
    24.1       Power of Attorney (see page II-4)


---------------


* Filed herewith.


     (b) Financial Statement Schedules:

        Schedule II -- Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes (1) to provide to the Underwriters at the closing specified in the Purchase Agreement certificates in such denominations and registered in such names as required by the

Underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfax, Virginia on November 20, 1996.


                                            VERSATILITY INC.



                                                 /S/  RONALD R. CHARNOCK
                                            By:.................................
                                                     RONALD R. CHARNOCK
                                             CHIEF EXECUTIVE OFFICER, PRESIDENT
                                                         AND CHAIRMAN
                                                  OF THE BOARD OF DIRECTORS

                        POWER OF ATTORNEY AND SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



              SIGNATURE                             TITLE(S)                       DATE
-------------------------------------   ---------------------------------    -----------------
       /S/  RONALD R. CHARNOCK          Chief Executive Officer,             November 20, 1996
 ....................................    President (Principal Executive
         RONALD R. CHARNOCK             Officer) and Chairman of the
                                        Board of Directors


      /S/  DONALD C. YOUNT, JR.         Chief Financial Officer              November 20, 1996
 ....................................    (Principal Financial Officer and
        DONALD C. YOUNT, JR.            Principal Accounting Officer)


                  *                     Senior Vice President,               November 20, 1996
 ....................................    Technologies, Secretary and
           MARCUS W. HETH               Director


                  *                     Director                             November 20, 1996
 ....................................
           THOMAS A. SMITH


                  *                     Director                             November 20, 1996
 ....................................
         CHARLES A. JOHNSON


                  *                     Director                             November 20, 1996
 ....................................
             PAUL PALMER



*By:     /S/  RONALD R. CHARNOCK
     ...............................


         RONALD R. CHARNOCK


         AS ATTORNEY-IN-FACT

                                VERSATILITY INC.


                                  SCHEDULE II


                       VALUATION AND QUALIFYING ACCOUNTS



                                                               ADDITIONS
                                                   ---------------------------------
                                      BALANCE AT   CHARGED TO COSTS     CHARGED TO                  BALANCE AT
            DESCRIPTION                 MAY 1,       AND EXPENSES     OTHER ACCOUNTS   DEDUCTIONS   APRIL 30,
------------------------------------  ----------   ----------------   --------------   ----------   ----------
Fiscal 1994
  Allowance for doubtful accounts...   $ 205,000       $ 50,771                --       $185,417     $  70,354
Fiscal 1995
  Allowance for doubtful accounts...      70,354        102,241                --        102,241        70,354
Fiscal 1996
  Allowance for doubtful accounts...      70,354        122,424                --         34,904       157,874

            EXHIBIT INDEX


EXHIBIT NO.                                    DESCRIPTION
-----------    ---------------------------------------------------------------------------
    *1.1       Form of Purchase Agreement
    *3.1       Amended and Restated Certificate of Incorporation of the Company, as
               amended
     3.2       Form of Second Amended and Restated Certificate of Incorporation of the
               Company (to be filed immediately after the closing of the offering)
     3.3       Amended and Restated By-laws of the Company
    *4.1       Specimen certificate representing the Common Stock
     4.2       Registration Rights Agreement between the Company and certain securityholders, dated as of January 24, 1996
    *5.1       Opinion of Testa, Hurwitz & Thibeault, LLP
    10.1       1995 Employee Stock Option Plan
    10.2       1995 Incentive Stock Option Plan
    10.3       1996 Employee Stock Purchase Plan
    10.4       1996 Stock Option Plan
    10.5       Lease Agreement between the State of California Public Employees'
               Retirement System and the Company dated July 10, 1994, as amended
    10.6       Loan and Security Agreement between the Company and Silicon Valley Bank, dated as of August 28, 1996
   *10.7       Deed of Trust Note dated as of October 31, 1996 issued by Serenity Real
               Properties Limited Partnership to the Company
   *11.1       Computation of Earnings Per Share
   *21.1       Subsidiaries
   *23.1       Consent of Deloitte & Touche LLP
   *23.3       Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1)
    24.1       Power of Attorney (see page II-4)


---------------


* Filed herewith.